Exhibit 3.2

Shareholders Agreement

This Shareholders Agreement (the “Shareholders Agreement”) is entered into on December 27, 2007, effective as of January 1, 2008, by and between:

(d)	On the one hand,

a.	Quiñenco S.A. (“Quiñenco”), a corporation duly organized and validly existing under the laws of the Republic of Chile (“Chile”), herein represented by the Vice-Chairman of its Board of Directors and legal representative, Mr. Andrónico Luksic Craig;

b.	Empresa El Peñón S.A. (“Peñón”), a corporation duly organized and validly existing under the laws of Chile, herein represented by its legal representative, Mr. Gustavo Delgado Opazo;

c.	Inmobiliaria e Inversiones Hidroindustriales S.A. (“Hidroindustriales”), a corporation duly organized and validly existing under the laws of Chile, herein represented by its legal representative, Mr. Luis Fernando Antúnez Bories;

d.	Inversiones Ranquil S.A. (“Ranquil”), a corporation duly organized and validly existing under the laws of Chile, herein represented by its legal representative, Mr. Luis Fernando Antúnez Bories;

e.	Inversiones Punta Brava S.A. (“Punta Brava”), a corporation duly organized and validly existing under the laws of Chile, herein represented by its legal representative, Mr. Luis Fernando Antúnez Bories;

f.	Inversiones Río Grande S.A. (“Río Grande”), a corporation duly organized and validly existing under the laws of Chile, herein represented by its legal representative, Mr. Luis Fernando Antúnez Bories;

g.	Inversiones y Bosques S.A. (“Bosques”), a corporation duly organized and validly existing under the laws of Chile, herein represented by its legal representative, Mr. Luis Fernando Antúnez Bories; and

h.	VTR II S.A. (“VTR”), a corporation duly organized and validly existing under the laws of Chile, herein represented by its legal representative, Mr. Luis Fernando Antúnez Bories; unless otherwise stated herein, any reference to Quiñenco in this agreement shall be deemed to include all the seven entities listed above, which entities, together with Quiñenco, shall be considered one single party for legal and contractual purposes; shall act, exercise its rights and fulfill its obligations under this agreement as one single party; and which seven entities hereby grant irrevocable powers to Quiñenco to represent them with respect to anything related to this agreement, including the powers granted in judicial powers of attorney as set forth in both subparagraphs of Article 7 of the Code of Civil Procedure; and

(e)	On the other hand,

Citigroup Chile S.A. (“Citigroup Chile” and, together with Quiñenco, the “Parties”), a corporation duly organized and validly existing under the laws of Chile, herein represented by its legal representative, Mr. Fernando Concha Ureta.

This Agreement is subject to the following recitals, representations and clauses:

Recitals

I. Quiñenco considers, among its business policies, the search for alternatives that contribute to the development of its business, including the formation of joint ventures with so-called “Strategic Partners” which enable Quiñenco to make use of its capabilities as a local partner and enjoy the synergies offered by third parties through the contribution of their capabilities and know-how.

II. Citigroup is a corporation with a recognized international reputation and great experience in financial services, whose purpose is to expand its business by means of using its capabilities and know-how in countries other than its country of origin, the United States.

III. Citigroup, in pursuing such purpose, is interested in joint ventures with local entities in countries where it has established operations, including Chile.

IV. In light of the foregoing, Quiñenco S.A., Citigroup Inc., and Citibank Overseas Investment Corporation (“COIC”), a corporation duly organized and validly existing under the Federal Reserve Act of the United States, entered into a private agreement, the Master Joint Venture Agreement, dated July 19, 2007 (the “Master Agreement”), which set forth the steps to establish a joint venture between the Parties through LQ Inversiones Financieras S.A. (“LQIF”), the corporation in which the Parties agreed to participate in the manner and in the percentages set forth in such Master Agreement and over which Quiñenco shall continue to control and manage, with consideration for the matters that require there to be a consensus between the Parties as set forth in such Master Agreement, which regulates the commercial and business relationships between the Parties with respect to the Joint Venture.

V. The Parties agree that, having completed the steps set forth in the Master Agreement, the Joint Venture has been established between Citigroup and Quiñenco, with the purpose of achieving the objectives described above, thereby more effectively using their capabilities and knowledge of the Chilean financial market for the benefit of the users of the services that correspond to each line of business.

VI. The Joint Venture through LQIF also includes the Chilean Joint Venture Entities (which is defined below). As of the effective date of this agreement:

(a)	Quiñenco is the owner of 334,629,199 Series A; 57,035,400 Series C; and 57,035,401 Series D shares of the Chilean corporation LQIF, representing a 67.0444% equity interest in LQIF.

(b)	Citigroup Chile is the owner of 220,558,398 Series B shares of LQIF, representing a 32.9556% equity interest in LQIF [2].

(c)	LQIF is the owner of (i) 24,513,588,518 shares of Banco de Chile (“Banco de Chile”), representing a 30.47% equity interest in Banco de Chile; (ii) 7,721,228 shares of Inversiones LQ SM S.A. (“Inversiones LQ SM”), representing a 99.99% equity interest in Inversiones LQ SM; and (iii) 5,811,598,701 Series B and 223,364,308 Series D shares of Sociedad Matriz del Banco de Chile S.A. (“SM Chile”), representing a 49.72% equity interest in SM Chile.

[2]

As a result of the merger of Citigroup Chile II S.A. into LQIF, effective as of January 1, 2008, Citigroup Chile will be the owner of 220,555,397 shares LQIF-B. The remaining shares will be acquired from Citinvestment Chile Limited on January 2, 2008.

(d)	Inversiones Rio Grande S.A., a Wholly-Owned Subsidiary of Quiñenco, is the owner of the remaining 772 shares, representing 0.1% of Inversiones LQ SM.

(e)	Inversiones LQ SM is the owner of 377,528,973 Series A shares of SM Chile, representing 3.11% of SM Chile;

(f)	SM Chile is the owner of (i) 12,138,518,850 shares of Banco de Chile, representing a 15,09% equity interest in Banco de Chile and (ii) all of the shares of Sociedad Administradora de la Obligación Subordinada SAOS S.A. (“SAOS”), representing a 100% equity interest in SAOS.

(g)	SAOS is the owner of 28,593,701,789 shares of Banco de Chile, representing a 35.55% equity interest in Banco de Chile.

(h)	Banco de Chile has as of this date the following Affiliates: (i) Banchile Administradora General de Fondos S.A.; (ii) Banchile Factoring S.A.; (iii) Banchile Corredores de Seguros Limitada; (iv) Banchile Corredores de Bolsa S.A.; (v) Banchile Asesoría Financiera S.A.; (vi) Banchile Securitizadora S.A.; (vii) Promarket S.A.; (viii) Socofin S.A.; (ix) Banchile Trade Services Limited; (x) Citibank Corredores de Seguros Limitada; and (xi) Citibank Agencia de Valores S.A.

Representations and Warranties

I. Quiñenco, through its legal representative, hereby represents and warrants, as follows:

(a) Quiñenco is a corporation duly organized and validly existing under the laws of Chile, as set forth in a public deed issued on January 28, 1957, by the Notary Public of Valparaíso, Mr. Carlos Calderón Cousiño, modified by a public deed issued on April 15, 1957 by the same Notary Public mentioned above. The existence of the corporation and the approval of its bylaws was authorized by the decree of the Chilean Internal Revenue Service No. 5.981, issued on July 3, 1957, registered at the Commercial Registry of 1957, page 624, No. 430, of the Real Estate Registry of Valparaíso and published at the D.O. No. 23.806, dated July 27, 1957. A summary of the Bylaws was registered at the Commercial Registry of 1957, page 620, No. 429, of the Real Estate Registry of Valparaíso and published at the D.O. No. 23.806, dated July 27, 1957. By public deed issued on March 25, 1966, by the Notary Public of Valparaíso, Mr. Rafael Luis Barahona Stahr, modified by public deed issued on April 13, 1966 by the Notary Public of Santiago, Mr. Eduardo González Abbot, among other things, the corporate domicile of Quiñenco was changed to the city of Santiago. Such modification was authorized by the decree of the Chilean Internal Revenue Service No. 383, issued on May 18, 1966, registered at the Commercial Registry of 1966, page 624, No. 387, of the Real Estate Registry of Valparaíso and at the Commercial Registry of 1966, page 3.788, No. 1952, of the Real Estate Registry of Santiago, and published at the D.O. No. 26.481, dated June 11, 1966.

(b) Mr. Andrónico Luksic Craig is the Vice Chairman of the Board of Directors and legal representative of Quiñenco, and holds the requisite powers to act on its behalf and bind it to the terms set forth in this Agreement, as resolved by the Board of Directors of Quiñenco during their meeting held on July 5, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) Quiñenco has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument or agreement contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of Quiñenco, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement contemplated hereby, executed or to be executed, nor compliance by Quiñenco with the terms and provisions thereof, constitute a conflict or shall result in a violation or breach of any other agreement to which Quiñenco is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, Quiñenco directly and indirectly controls 67.0444% of LQIF’s capital and is the direct and exclusive owner, free of liens, of 294,337,165 Series A shares of LQIF; Quiñenco has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by Quiñenco; and (vi) Quiñenco has obtained all the Required Approvals to consummate this Shareholders Agreement.

II. Peñón, through its legal representative, hereby represents and warrants, as follows:

(a) Peñón is a corporation duly organized and validly existing under the laws of Chile.

(b) Mr. Gustavo Delgado Opazo holds the requisite powers to act on its behalf and bind it to the terms set forth in this Agreement, as resolved by the Board of Directors of Peñón during their meeting held on December 3, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) Peñón has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument or agreement contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of Peñón, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement contemplated hereby, executed or to be executed, nor compliance by Peñón with the terms and provisions thereof, constitute a conflict or shall result in a violation or breach of any other agreement to which Peñón is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, Peñón is the direct and exclusive owner, free of liens, of 17,722,130 Series A shares of LQIF; Peñón has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by Peñón; and (vi) Peñón has obtained all the Required Approvals to consummate this Shareholders Agreement.

III. Hidroindustriales, through its legal representative, hereby represents and warrants, as follows:

(a) Hidroindustriales is a corporation duly organized and validly existing under the laws of Chile.

(b) Mr. Luis Fernando Antúnes Bories holds the requisite powers to act on its behalf and bind it to the terms set forth in this Agreement, as resolved by the Board of Directors of Hidroindustriales during their meeting held on December 12, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) Hidroindustriales has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument or agreement contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of Hidroindustriales, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement contemplated hereby, executed or to be executed, nor compliance by Hidroindustriales with the terms and provisions thereof, constitute a conflict or shall result in a violation or breach of any other agreement to which Hidroindustriales is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, Hidroindustriales is the direct and exclusive owner, free of liens, of 13 Series A and 42,686,609 Series D shares of LQIF; Hidroindustriales has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by Hidroindustriales; and (vi) Hidroindustriales has obtained all the Required Approvals to consummate this Shareholders Agreement.

IV. Ranquil, through its legal representative, hereby represents and warrants, as follows:

(a) Ranquil is a corporation duly organized and validly existing under the laws of Chile.

(b) Mr. Luis Fernando Antúnes Bories holds the requisite powers to act on its behalf and bind it to the terms set forth in this Agreement, as resolved by the Board of Directors of Ranquil during their meeting held on December 12, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) Ranquil has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument or agreement contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of Ranquil, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement contemplated hereby, executed or to be executed, nor compliance by Ranquil with the terms and provisions thereof, constitute a conflict or shall result in a violation or breach of any other agreement to which Ranquil is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, Ranquil is the direct and exclusive owner, free of liens, of 13 Series A; 32,854,788 Series C; and 2,187,592 Series D shares of LQIF; Ranquil has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by Ranquil; and (vi) Ranquil has obtained all the Required Approvals to consummate this Shareholders Agreement.

V. Punta Brava, through its legal representative, hereby represents and warrants, as follows:

(a) Punta Brava is a corporation duly organized and validly existing under the laws of Chile.

(b) Mr. Luis Fernando Antúnes Bories holds the requisite powers to act on its behalf and bind it to the terms set forth in this Agreement, as resolved by the Board of Directors of Punta Brava during their meeting held on December 12, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) Punta Brava has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument or agreement contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of Punta Brava, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement contemplated hereby, executed or to be executed, nor compliance by Punta Brava with the terms and provisions thereof, constitute a conflict or shall result in a violation or breach of any other agreement to which Punta Brava is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, Punta Brava is the direct and exclusive owner, free of liens, of 13 Series A and 11,411,230 Series C shares of LQIF; Punta Brava has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by Punta Brava; and (vi) Punta Brava has obtained all the Required Approvals to consummate this Shareholders Agreement.

VI. Rio Grande, through its legal representative, hereby represents and warrants, as follows:

(a) Río Grande is a corporation duly organized and validly existing under the laws of Chile.

(b) Mr. Luis Fernando Antúnes Bories holds the requisite powers to act on its behalf and bind it to the terms set forth in this Agreement, as resolved by the Board of Directors of Río Grande during their meeting held on December 12, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) Río Grande has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument or agreement contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of Río Grande, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement contemplated hereby, executed or to be executed, nor compliance by Río Grande with the terms and provisions thereof, constitute a conflict or shall result in a violation or breach of any other agreement to which Río Grande is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, Río Grande is the direct and exclusive owner, free of liens, of 13 Series A shares of LQIF; Río Grande has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by Río Grande; and (vi) Río Grande has obtained all the Required Approvals to consummate this Shareholders Agreement.

VII. Bosques, through its legal representative, hereby represents and warrants, as follows:

(a) Bosques is a corporation duly organized and validly existing under the laws of Chile.

(b) Mr. Luis Fernando Antúnes Bories holds the requisite powers to act on its behalf and bind it to the terms set forth in this Agreement, as resolved by the Board of Directors of Bosques during their meeting held on December 12, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) Bosques has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument or agreement contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of Bosques, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement contemplated hereby, executed or to be executed, nor compliance by Bosques with the terms and provisions thereof, constitute a conflict or shall result in a violation or breach of any other agreement to which Bosques is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, Bosques is the direct and exclusive owner, free of liens, of 22,569,839 Series A and 12,161,200 Series D shares of LQIF; Bosques has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by Bosques; and (vi) Bosques has obtained all the Required Approvals to consummate this Shareholders Agreement.

VIII. VTR, through its legal representative, hereby represents and warrants, as follows:

(a) VTR is a corporation duly organized and validly existing under the laws of Chile.

(b) Mr. Luis Fernando Antúnes Bories holds the requisite powers to act on its behalf and bind it to the terms set forth in this Agreement, as resolved by the Board of Directors of VTR during their meeting held on December 12, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) VTR has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders

Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument or agreement contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of VTR, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement contemplated hereby, executed or to be executed, nor compliance by VTR with the terms and provisions thereof, constitute a conflict or shall result in a violation or breach of any other agreement to which VTR is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, VTR is the direct and exclusive owner, free of liens, of 13 Series A and 12,769,382 Series C shares of LQIF; VTR has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by VTR; and (vi) VTR has obtained all the Required Approvals to consummate this Shareholders Agreement.

IX. Citigroup Chile, through its legal representative, hereby represents and warrants, as follows:

(a) Citigroup Chile is a corporation duly organized and validly existing under the laws of Chile;

(b) Mr. Fernando Concha Ureta holds the requisite powers to act on its behalf and bind it to the terms set forth in this Shareholder Agreement, as resolved by the Board of Directors of Citigroup Chile on December 24, 2007, which powers have not been revoked nor limited as of this date; and

(c) (i) Citigroup Chile has the power and authority required to execute this Shareholders Agreement, as well as those required to fulfill its obligations pursuant to its terms; (ii) the execution of this Shareholders Agreement has been duly authorized by its Board of Directors; (iii) this Shareholders Agreement and any other instrument contemplated hereby, executed or to be executed, constitute or, when executed, shall constitute legally binding and enforceable obligations of Citigroup Chile, enforceable in accordance with its terms, except as enforceability may be limited by any reorganization, bankruptcy or suspension of payments; (iv) neither the execution of this Shareholders Agreement and of any other instrument or agreement derived hereof, executed or to be executed, nor compliance by Citigroup Chile with the terms and provisions hereof, constitute a conflict or shall result in a violation or breach of any other agreement to which Citigroup Chile is a party to or pursuant to which it has a legally binding obligation, or of any order, decree or judgment of any tribunal or governmental entity; (v) as of the effective date of this agreement, Citigroup Chile directly controls 32.9556% of LQIF’s capital and is the owner of 220,558,398 Series B shares of LQIF; Citigroup Chile has not executed any agreement or instrument which limits its rights over the shares issued by LQIF owned by Citigroup Chile; and (vi) Citigroup Chile has obtained all the Required Approvals to consummate this Shareholders Agreement.

In consideration of the foregoing, the Parties, intending to be legally bound, hereby agree to the following terms and conditions:

Clauses

First. Definitions; Interpretation. (a) Defined Terms. Without prejudice to other terms defined in other paragraphs of this Shareholders Agreement, the following terms shall have the meaning set forth below:

“Affiliate” means any business organization, corporation, partnership, joint venture, trust or any other Person Controlling, Controlled by or under the Control of other Person, excluding Fundación Andrónico Luksic Abaroa due to its non-profit purpose.

“Affiliated Company” means any Affiliate the majority of whose equity/economic or voting interests are owned, directly or indirectly, by Citigroup or Quiñenco, collectively or individually, at the time such determination is made.

“Approved Polices and Procedures” means the policies and procedures established by the Board of Directors of each of the Chilean Joint Venture Entities and approved to be implemented in connection with the performance of its ordinary business activities, with the purpose of satisfying, after taking into consideration the laws of Chile, the legal requirements applicable to the Chilean Joint Venture Entities pursuant to the banking laws of the United States, which polices and procedures shall be based on, and be reasonably consistent with, the Required Policies and Procedures.

“Auditors” means Ernst & Young or any other independent public accounting firm of renowned international reputation, agreed by the Parties from time to time.

“Banchile Seguros de Vida” has the meaning set forth in the recitals of this Shareholders Agreement.

“Banco de Chile” has the meaning set forth in the recitals of this Shareholders Agreement.

“Bylaws” means the articles of incorporation together with the corporate bylaws or their equivalent of each and all of the Chilean Joint Venture Entities.

“CGMI” means Citigroup Global Markets, Inc., a Wholly-Owned Subsidiary of Citigroup, organized under the laws of the State of New York, United States, and authorized to act as a broker-dealer pursuant to the Securities Exchange Act of 1934 of the United States.

“Change of Control” means the acquisition of the Control of any of the Parties by any Person, different from the Persons that currently Control each of the Parties.

“Chile” has the meaning set forth in the heading of this Shareholders Agreement.

“Chilean GAAP” means Chilean generally accepted accounting principles consistently applied to companies engaged in Financial Businesses and Services in Chile.

“Chilean Joint Venture Entities” means the Chilean companies through which Quiñenco and Citigroup shall engage, from time to time, in the Included Business and Services and the Cross-Border Business and Services, and which includes, as of this date, (i) LQIF, (ii) Inversiones LQ SM, (iii) SM Chile, (iv) SAOS, (v) Banco de Chile and (vi) the Affiliates and Subsidiaries of the foregoing entities.

“Citigroup” means Citigroup Inc., a corporation duly organized and validly existing under the laws of the State of Delaware, United States.

“Citigroup Chilean Subsidiaries” means the Chilean companies that are Citigroup Wholly-Owned Subsidiaries through which Citigroup provides the Included Business and Services.

“Citigroup Designated Officers” means the following Persons who shall be proposed by Citigroup Chile to be officers of Banco de Chile and, subject to paragraph (i)(ii) of Clause Fourth of this Agreement, of the other Chilean Joint Venture Entities : (i) the Person in charge of management, planning and accounting control, as well as management and analysis tasks (Chief Financial Officer); (ii) the Person in charge of corporate and investment banking (Corporate and Investment Banking), treasury and the broker-dealer Controlled by Banco de Chile; and (iii) the Person in charge of compliance and anti-money laundering controls, which Person will have direct and permanent access to, and will be subject to the additional supervision of, the Board of Directors of Banco de Chile.

“Confidential Information” has the meaning set forth in paragraph (d)(i) of Clause Seventh of this Shareholders Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Cross-Border Business and Services” means the following services: (i) off-shore corporate and investment banking; (ii) private banking outside of Chile (Off-Shore Private Banking); (iii) international personal banking; (iv) global transaction services outside of Chile (Off-Shore Global Transaction Services); (v) credit positions of Chilean debtors held by Citigroup or its Affiliated Companies that are registered outside of Chile; and (vi) any other services and products listed on Schedule 1 to Exhibit “C” to this Shareholders Agreement.

“Deadlock” has the meaning set forth in paragraph (f)(iii) of Clause Seventh of this Shareholders Agreement.

“Definitive Documents”, means this Shareholders Agreement, the Master Agreement, the Purchase and Sale Agreement for the U.S. Branches (as defined in the Master Agreement), the Global Connectivity Agreement, the License Agreement, the Bylaws, and their corresponding Exhibits, all of which shall be executed on or before the First Closing Date.

“Disclosing Party”, has the meaning set forth in paragraph (d)(i) of Clause Seventh of this Shareholders Agreement.

“Fair Market Value” means the market value of the shares or equity interests obtained pursuant to the application of the procedure set forth under paragraph (e) of Clause Fifth of this Shareholders Agreement.

“Financial Businesses and Services” means, collectively, the Included Business and Services and the Cross-Border Business and Services.

“Fundamental Strategic Decisions” means the decisions that, pursuant to paragraph (f) of Clause Fourth of this Shareholders Agreement, require the consent of both Parties or of its directors or attorneys-in-fact in order to be approved.

“Global Connectivity Agreement” means the agreement entered into as of the date hereof by Citigroup Inc., directly or indirectly through CGMI or any other Wholly-Owned Subsidiary of Citigroup, on the one hand, and Banco de Chile and its Subsidiaries, on the other, which agreement is mentioned in paragraph (e) of Clause Third of this Shareholders Agreement.

“Included Business and Services” means the provision of all kind of services and the performance of all kind of financial businesses, including the management of pension funds, carried out in, or in connection with, Chile, which may be provided or developed in, or in connection with, Chile, and which includes the Cross-Border Business and Services on the terms set forth in the Global Connectivity Agreement.

“Inversiones LQ SM” has the meaning set forth in the recitals of this Shareholders Agreement.

“Joint Venture” means the contractual arrangements that Quiñenco and Citigroup have reached to jointly engage in the Financial Businesses and Services, pursuant to the terms of this Shareholders Agreement and the Master Agreement.

“License Agreement” means the license agreement for the use of trademarks and intellectual property rights to be executed as of the date hereof between Citigroup and Banco de Chile.

“LQIF” has the meaning set forth in the recitals of this Shareholders Agreement.

“Luksic Family” means any direct descendant of Mr. Andrónico Luksic Abaroa.

“Master Agreement” has the meaning set forth in the recitals of this Shareholders Agreement.

“Offeree” has the meaning set forth in paragraph (c)(ii) of Clause Fifth of this Shareholders Agreement.

“Offeror” has the meaning set forth in paragraph (c)(ii) of Clause Fifth of this Shareholders Agreement.

“Option Shares” means, as the case may be, (i) the registered shares, with no par value, issued by LQIF and property of Quiñenco, that represent a percentage equal to one half of the difference between (y) 50% of the shares representing the paid-in capital stock of LQIF at the moment the Purchase and Sale Option is exercised, and (z) the percentage of shares of LQIF held by Citigroup Chile at the moment the Purchase and Sale Option is exercised; and (ii) the registered common shares, with no par value, issued by LQIF and property of Quiñenco, that represent (a) in the event the Purchase and Sale Option was exercised, a percentage equal to the difference between (y) 50% of the shares representing the paid-in capital stock of LQIF at the moment the Purchase Option is exercised, and (z) the percentage of shares of LQIF held by Citigroup Chile at the moment the Purchase Option is exercised, and (b) in the event the Purchase and Sale Option is not exercised, a percentage equal to one half of the difference between (y) 50% of the shares representing the paid-in capital stock of LQIF at the moment the Purchase Option is exercised, and (z) the percentage of shares of LQIF held by Citigroup Chile at the moment the Purchase Option is exercised. Notwithstanding the foregoing, it is agreed that the shares to be acquired by Citigroup Chile as a result of the exercise of the Purchase and Sale Option shall first correspond to the total number of Series C shares and, in the case of the Purchase Option, the shares to be acquired by Citigroup Chile shall first correspond to the total number of Series D shares.

“Options” means, collectively, the Purchase Option and the Purchase and Sale Option.

“Ownership and Voting Trust” means the trust or any other contractual arrangement in accordance with the laws of Chile, that Quiñenco and a Wholly-Owned Subsidiary of Citigroup will create to hold all the shares issued by SM Chile and by Banco de Chile that any of the Parties or their Affiliated Companies may acquire, subject to paragraph (h) of Clause Fifth of this Shareholders Agreement.

“Parties” has the meaning set forth in the heading of this Shareholders Agreement.

“Party” means Quiñenco, Peñón, Hidroindustriales, Ranquil, Punta Brava, Río Grande, Bosques and VTR, or Citigroup Chile.

“Person” means any individual or legal entity, partnership, trust, joint venture, governmental agency or any other entity, and the heirs, executors, administrators, legal representatives, successors or assignees thereof, as the context may require.

“Public Placement” has the meaning set forth in paragraph (i) of Clause Third of this Shareholders Agreement.

“Purchase and Sale Option” means the option that either Citigroup Chile or one of Citigroup Wholly-Owned Subsidiaries has to purchase from Quiñenco and/or Quiñenco’s Affiliates or, in case neither Citigroup Chile nor one of Citigroup Wholly-Owned Subsidiaries exercises such option, the option that Quiñenco has to require Citigroup Chile, or a Citigroup Wholly-Owned Subsidiary designated by Citigroup Chile, to acquire, on the Second Closing Date, the Option Shares that are subject to the Purchase and Sale Option.

“Purchase Option” means the option that either Citigroup Chile or one of Citigroup Wholly-Owned Subsidiaries has, on the Third Closing Date, to purchase from Quiñenco the Option Shares issued by LQIF and property of Quiñenco or any of Quiñenco’s Affiliates that are subject to the Purchase Option.

“Quiñenco” has the meaning set forth in the heading of this Shareholders Agreement.

“Quiñenco Financial Subsidiaries” means Banco de Chile, LQIF, Inversiones LQ SM, SM Chile, SAOS and their respective subsidiaries, and the Affiliated Companies of Quiñenco dedicated to the Financial Businesses and Services. Banchile Seguros de Vida is excluded from this definition.

“Quiñenco Sale of Shares” means the sale of shares issued by LQIF that Quiñenco, any of its Wholly-Owned Subsidiaries or any of its Affiliates Companies, may potentially make to Citigroup Chile or to a Citigroup Wholly-Owned Subsidiary on the Second Closing Date and on the Third Closing Date, pursuant to the terms set forth in paragraph (g) of Clause Third of this Shareholders Agreement.

“Receiving Party” has the meaning set forth in paragraph (d)(i) of Clause Seventh of this Shareholders Agreement.

“Regulatory Deadline” means the last day of the initial period (or extensions thereof) granted by the Relevant Authorities of the United States for the acquisition of the shares that are the subject of the Purchase and Sale Option.

“Relevant Authorities” means, individually or jointly, as the context may require: (i) with respect to Chile: the Superintendence of Securities and Insurance, the Superintendence of Banks and Financial Institutions, and the Central Bank of Chile; and (ii) with respect to the United States: the Board of Governors of the Federal Reserve of the United States, the Office of Foreign Assets Control, the Federal Trade Commission, the Federal Deposit Insurance Corporation, the Florida Bank Department and the Office of the Comptroller of the Currency.

“Required Policies and Procedures” means the policies and procedures of Citigroup, or required by a Relevant Authority to be implemented from time to time, in each line of business, in areas such as know-your-customer, anti-money laundering, Foreign Corrupt Practices Act, restrictions on transactions in certain jurisdictions (Office of Foreign Assets Control), segregation of the credit and business decisions, tax considerations, which include but are not limited to those listed in Exhibit “A” to this Shareholders Agreement.

“SAOS” has the meaning set forth in the recitals of this Shareholders Agreement.

“Second Closing Date” means April 30, 2010, which corresponds to the exercise date of the Purchase and Sale Option, in the event such option is exercised.

“Second Closing Date Notice” means the exercise notice that shall be given, if the Purchase and Sale Option has been exercised, within thirty (30) calendar days from December 31, 2009.

“Shares” means the shares of LQIF, including those shares that are currently owned by the Parties, as well as the shares (to be paid for or paid-up) of LQIF that they acquire in the future and the options to subscribe those shares, the bonds convertible into such shares and any other securities or agreements that grant future rights over those shares.

“SM Chile” has the meaning set forth in the recitals of this Shareholders Agreement.

“Subsidiaries” means all the entities in which LQIF and the Chilean Joint Venture Entities participates, either as a partner or as a shareholder, regardless of the percentage of equity interest.

“Tender Offers” means, jointly or individually, as the context may require, the public tender offers for the shares of Banco de Chile and of SM Chile that may be carried out by Citigroup.

“Third Closing Date” means May 3, 2010, which is the exercise date of the Purchase Option, if such option is, in fact, exercised by either Citigroup or a Citigroup Wholly-Owned Subsidiary.

“Third Closing Date Notice” means the exercise notice that shall be given, if the Purchase Option has been exercised, within sixty (60) calendar days from December 31, 2009.

“Trustee” means the financial institution appointed jointly by the Parties that has the capacity to act as trustee or agent for purposes of the Ownership and Voting Trust.

“UF” means the Development Units (Unidades de Fomento) currently in effect in Chile pursuant to Article 35 No. 9 of Chilean Law No. 18.840.

“United States” has the meaning set forth in the heading of this Shareholders Agreement.

“US GAAP, means the U.S. generally accepted accounting principles consistently applied to companies engaged in Financial Businesses and Services in the United States.

“US$” means dollars, the United States lawful currency.

“Wholly-Owned Subsidiary” means an Affiliate whose entire capital, or at least 99% of its capital, and voting shares are owned, directly or indirectly, by any of the Parties.

(b) Interpretation. The terms defined in this Shareholders Agreement shall have the same meaning in singular and in plural, and in any gender. In the event of a difference between any contractual provision set forth in this Shareholders Agreement and the Exhibits thereof, the Exhibits will prevail.

(c) Accounting terms. All accounting terms shall be construed in accordance with Chilean GAAP.

(d) Exhibits. The following are the Exhibits to this Shareholders Agreement, which constitute part of such Shareholders Agreement:

Exhibit “A”:	Required Policies and Procedures
Exhibit “B”:	Global Connectivity Agreement

Second. Purpose of the Shareholders Agreement; Bylaws of the Chilean Joint Venture Entities; Quiñenco’s Obligation Demandable on the Third Closing Date; Joint Liability. (a) Purpose of the Shareholders Agreement. The purpose of this Shareholders Agreement is to regulate the management of the Chilean Joint Venture Entities and the transfer of their Shares, as well as the resolution of conflicts that may arise between the Parties during the term of the Joint Venture.

(b) Bylaws of the Chilean Joint Venture Entities. Each of the Chilean Joint Venture Entities shall be governed by its Bylaws and by the terms and conditions set forth in this Shareholders Agreement and, if such documents are silent on an issue, by the terms of Chilean Law No. 18.046 on stock corporations. Any difference of interpretation between what is set forth in the Bylaws of one or more of the Chilean Joint Venture Entities and this Shareholders Agreement shall be resolved in favor of the Shareholders Agreement, the terms of which shall prevail. If there shall exist at any time any discrepancy between this Shareholders Agreement and the Bylaws of any of the Chilean Joint Venture Entities, the Shareholders Agreement shall prevail and the Parties shall modify such Bylaws in order to eliminate such discrepancy.

(c) Quiñenco’s Obligation Demandable on the Third Closing Date. Joint Liability. Quiñenco, acting individually, and Peñón, Hidroindustriales, Ranquil, Punta Brava, Río Grande, Bosques and VTR, agree to take all legal actions necessary in order for, on the Third Closing Date, Quiñenco to be the only shareholder of LQIF other than Citigroup Chile. In the mean time, each of the above mentioned entities and its respective successors shall, during the period they retain shares of LQIF, own at least one Series A share of LQIF. Except for Quiñenco, each of the entities that are included in the definition of Quiñenco in this Shareholders Agreement may, before the Third Closing Date, transfer its shares among them or to other entity Controlled or owned by Quiñenco S.A. (Quiñenco shall Control or own at least 94% of the total voting shares of such entity), provided that the provisions of paragraph (b) of Clause Fifth of this Shareholders Agreement shall have been completely complied with at the time of the transfer, except for the condition contained in subparagraph (ii) and, with respect to the condition contained in subparagraph (iv), it shall be considered complied with to the extent the transferee remain Controlled or owned by Quiñenco S.A. (Quiñenco shall Control or own at least 94% of the total voting shares of such transferee). Quiñenco S.A. hereby becomes jointly liable with each of Peñón, Hidroindustriales, Ranquil, Punta Brava, Río Grande, Bosques and VTR, as well as with the successors of such entities, with respect to each and all obligations of such entities under this Shareholders Agreement.

Third. Joint Venture in the Financial Businesses and Services. (a) Purpose of the Joint Venture and Description of the Transaction. (i) Quiñenco and Citigroup intend to establish a Joint Venture, which will include all the Financial Businesses and Services and which will enable them to use more effectively their capabilities and knowledge of the Chilean and global financial markets, for the benefit of the end users of the services of each line of business. In furtherance thereof, the basic principles of the Joint Venture are set forth below, which, in any event, are subject to the satisfaction of the prior conditions, the conditions precedent and the requirements set forth in the Master Agreement and its corresponding Exhibits. (ii) The Joint Venture shall be implemented in up to three stages, in each case in accordance with the terms set forth in the Master Agreement. In the first stage, the holding company of Citigroup that owns Citigroup Chilean Subsidiaries has been merged into, or contributed to, LQIF, and certain Citigroup Chilean Subsidiaries have been merged into certain Quiñenco Financial Subsidiaries and, in consideration, Citigroup Chile has acquired a 32.9556% equity interest in LQIF. In the subsequent stages, Citigroup Chile may increase, through the exercise of the Options, its equity interest in LQIF from 32.9556% to up to 50%, provided that Quiñenco always remains in Control of LQIF, in each case in accordance with the terms and conditions of this Shareholders Agreement and the Master Agreement.

(b) Included Business and Services. The Joint Venture covers the Included Business and Services that are provided through the Chilean Joint Venture Entities. As part of the Joint Venture, it will also be considered that the Cross-Border Business and Services be channeled through the Joint Venture in the manner and on terms and conditions set forth in the Global Connectivity Agreement.

(c) Cross-Border Business and Services. (i) The Chilean Joint Venture Entities shall be able to engage in the Cross-Border Business and Services on their own and in the manner and on terms and conditions set forth in the Global Connectivity Agreement. (ii) When Banco de Chile and the other Chilean Joint Venture Entities engage in such Cross-Border Business and Services jointly with Citigroup, they shall also do so on the terms of the Global Connectivity Agreement. (iii) Certain Cross-Border Business and Services to be identified in the Global Connectivity Agreement are not subject to the non-compete limitation provided in paragraph (b) of Clause Seventh of this Shareholders Agreement and, as a result, Citigroup and its Affiliates, on the one hand, and the Chilean Joint Venture Entities, on the other, shall be entitled to carry them out individually, but in all cases they shall channel them through the Chilean Joint Venture Entities as provided by the Global Connectivity Agreement. (iv) The manner in which the Chilean Joint Venture Entities shall be compensated for their participation in the Cross-Border Business and Services shall be determined through the compensation structure set forth in the Global Connectivity Agreement. (v) As part of the Joint Venture, the Global Connectivity Agreement may also regulate the performance of banking services or any other services provided by Citigroup for the benefit of the Chilean Joint Venture Entities, which originate off-shore or are targeted off-shore.

(d) Subsidiaries of Citigroup in Chile. Citigroup, directly or indirectly through an Affiliated Company, will be authorized to incorporate and/or maintain one or more companies, domiciled in or organized under the laws of Chile, in which Quiñenco shall not participate, with the sole purpose of channeling the Cross-Border Business and Services and performing the services declined to be performed by the Chilean Joint Venture Entities under the Global Connectivity Agreement, which incorporation and maintenance shall not be considered a violation of the non-compete obligation set forth in paragraph (b) of Clause Seventh of this Shareholders Agreement.

(e) Global Connectivity Agreement. The Global Connectivity Agreement is the result of the recognition by the Parties of the need to maintain and improve the level of services and the range of products to be offered to local and multinational clients of Citigroup and Banco de Chile in all areas, with special emphasis on the Corporate and Investment Banking area. Likewise, such Global Connectivity Agreement sets forth the terms and conditions pursuant to which the Chilean Joint Venture Entities and Citigroup, and their respective Affiliates, will interact in connection with the Cross-Border Business and Services, and the manner in which they will be mutually compensated for the origination, structuring and/or execution of the Cross-Border Business and Services. The fees set forth in the Global Connectivity Agreement shall be reviewed at least annually during the first two (2) years following the First Closing Date, and thereafter every two (2) years, to reflect the prevailing market conditions for the participation in the Cross-Border Business and Services. If there is no agreement as to the compensation to be paid, the last agreed upon fees shall apply. For purposes of determining the compensation that the Chilean Joint Venture Entities shall be entitled to receive or be obligated to pay in connection with the Cross-Border Business and Services, the fees that the different business units of Citigroup charge one another shall be used as a base, so long as such fees reflect market conditions. In accordance with the terms set forth in the Global Connectivity Agreement, as of the date hereof, a Steering Committee has been constituted, which Steering Committee is composed of highly qualified employees of CGMI and Banco de Chile, with the purpose of ensuring that an adequate integration between Banco de Chile and Citigroup takes place, as well as that all the necessary resources are extracted from both Banco de Chile and Citigroup to offer top quality services and a wide range of products to their local and multinational clients.

(f) License of Trademarks. Banco de Chile and Citigroup reciprocally have granted each other the right to use their respective trademarks, pursuant to the terms of the License Agreement. Neither Citigroup nor Banco de Chile shall charge the other any fees or other consideration for the use of their respective trademarks. The use of the trademarks shall be subject to the terms set forth in the License Agreement.

(g) Quiñenco Sale of Shares and Options. (i) Second Closing Date and Purchase and Sale Option. On the Second Closing Date, Citigroup or the Citigroup Wholly-Owned Subsidiary that it designates, which shall be identified in the Second Closing Date Notice, shall have the right to purchase from Quiñenco, which shall have the obligation to sell, the Option Shares that correspond to the Purchase and Sale Option, and, if such Purchase and Sale Option is not exercised by Citigroup, Quiñenco shall have the right, exercisable within fifteen (15) calendar days from the expiration of the term in which to give the Second Closing Date Notice, to require Citigroup Chile to acquire such Shares, in which case Citigroup Chile shall have the obligation to acquire such Shares, directly or indirectly through a Citigroup Wholly-Owned Subsidiary. The price of the Option Shares to be acquired in accordance with the Purchase and Sale Option shall have a value of UF 11,475,455.68, plus interest thereon at the rate of 5% compounded annually from the First Closing Date. As a result of the exercise of the Purchase and Sale Option, Citigroup Chile or the Citigroup Wholly-Owned Subsidiary that it designates shall own a 41.4778% equity interest in LQIF. If the Regulatory Deadline occurs before the Second Closing Date and no extension is obtained, Citigroup Chile shall inform Quiñenco, at least forty-five (45) calendar days in advance, that the Regulatory Deadline will expire before the Second Closing Date, in which case the First Closing Date will be advanced in order for it to coincide with the Regulatory Deadline, such that Citigroup Chile shall communicate its decision to exercise its option at least thirty (30) calendar days before the Regulatory Deadline and, in the event Citigroup Chile does not exercise its option, Quiñenco shall communicate, at least fifteen (15) calendar days before the Regulatory Deadline, if it desires to exercise its corresponding option; in the event the Purchase and Sale Option is exercised, the Option Shares shall be transferred no later than the Regulatory Deadline; (ii) Third Closing Date and Purchase Option. On the Third Closing Date, Citigroup Chile or a Citigroup Wholly-Owned Subsidiary that it designates, who shall be identified in the Third Closing Date Notice, shall have the right to purchase from Quiñenco, which shall have the obligation to sell, the Option Shares that correspond to the Purchase Option. The price of the Option Shares to be acquired in accordance with the Purchase Option shall have a value of UF 11,475,455.68, plus interest thereon at the rate of 5% compounded annually from the First Closing Date, it being agreed that, in the event Citigroup Chile does not exercise such Purchase Option: (y) the Parties shall negotiate in good faith an extension of the exercise period of the Purchase Option and other conditions to it and, as a result, an extension of the date by which to provide the Third Closing Date Notice and the Third Closing Date; and (z) in any event, Citigroup Chile shall pay to Quiñenco an amount equal to UF 983,909.22 (which will be credited against the payment of the Purchase Option if such Option is later exercised), plus interest thereon at the rate of 5% compounded annually from the First Closing Date. If Citigroup Chile or the Citigroup Wholly-Owned Subsidiary that it designates exercises the Purchase Option, having the Purchase and Sale Option also been exercised, they will own a 50% equity interest in LQIF. Notwithstanding the foregoing and the other provisions set forth in this

Agreement, in the Bylaws and in the Shareholders Agreement, the Parties agree that the Control of LQIF and, as a consequence, of the Chilean Joint Venture Entities, shall always be retained by Quiñenco. The sale of Option Shares shall be called “Quiñenco Sale of Shares”. Prior to Quiñenco Sale of Shares, LQIF shall distribute as a dividend out of available profits for distribution, or as a provisional dividend if necessary, an amount equal to the sum of the ratio between the accrued profits with respect to the previous fiscal year that were not previously distributed and the profits accrued until the Second Closing Date or the Third Closing Date, as the case may be, with respect to all underlying assets of LQIF, that is, the shares of Banco de Chile, SM Chile, [redacted], if any, or the asset contributed to the Joint Venture in its place (not including those attributable to net cash); (iii) During the period within which the Options can be exercised, Quiñenco shall be prohibited to sell, promise to sell and pledge in any manner whatsoever the Option Shares.

(h) Tender Offers. If as a result of an agreement between the Parties, a change in the applicable laws or norms or any other definitive and unappealable legal decision, it is required that, as a result of the transactions contemplated in the Definitive Documents, one or more Tender Offers be made, Citigroup Chile shall be responsible for giving effect to such Tender Offers. Following consummation of the Tender Offer(s), Citigroup Chile shall determine, at its sole discretion, the number of shares that it desires to retain and the number of shares that it desires to sell in accordance with paragraph (i) below. Quiñenco shall be notified of such determination and shall have 180 calendar days to notify Citigroup Chile as to the number of shares acquired by Citigroup Chile through the Tender Offer(s) that it desires to acquire, provided that such number shall not exceed the number of shares that Citigroup Chile notified Quiñenco would not be the subject of the Public Placement and that Citigroup Chile would retain. The price payable by Quiñenco to Citigroup Chile for the shares shall be the same price paid by Citigroup Chile to acquire the shares through the Tender Offer(s). In any event, the shares of SM Chile and Banco de Chile that Citigroup Chile and, if applicable, Quiñenco have decided to retain shall be deposited with the Ownership and Voting Trust and, until such trust is in place, be voted in the same manner as the shares of SM Chile and Banco de Chile held by LQIF are voted.

(i) Public Placement. Citigroup Chile shall have the right to require SM Chile and Banco de Chile to conduct a public placement, which will take place in Chile with respect to SM Chile and in Chile and in the United States (registered with the US Securities & Exchange Commission) with respect to Banco de Chile, in order to sell the shares of Banco de Chile and SM Chile that Citigroup Chile may have acquired through the Tender Offers and that Citigroup Chile and Quiñenco do not wish to retain (the “Public Placement”). None of the restrictions on transferability provided for in the Definitive Documents shall apply to the shares subject to such Public Placement.

Fourth. Management. (a) General Principle. The general principle that will govern the management and operation of the Chilean Joint Venture Entities is that they shall be managed and operated by their corresponding Board of Directors, (i) to which the corresponding Definitive Documents shall be presented for approval; and (ii) which shall abide by the highest standards of corporate governance and disclosure applicable in Chile. In addition to the foregoing, Quiñenco and Citigroup Chile shall seek to maintain a direct dialogue, continuous contact and establish a fair procedure (that is, that shall grant equal opportunities, access to information and the possibility for self expression) to take decisions in respect of the management and operation of the Chilean Joint Venture Entities; provided, however, that: (i) the independence of the Boards of Directors shall be respected at all times; and (ii) in the event of a disagreement between Quiñenco and Citigroup Chile, the determination of Quiñenco or the respective Board of Directors shall prevail, except for purposes of the Fundamental Strategic Decisions, in which case, at the shareholder or Board of Directors level, the approval of Citigroup Chile or of the directors appointed by Citigroup Chile shall be required, without prejudice to the authority of any of the Parties to exhaust the available legal means if it considers such decision to be contrary to the terms set forth in the Definitive Documents.

(b) Liability of the Parties by the acts of their Directors. Each Party agree, expressly and irrevocably, as a “promesa de hecho ajeno”, that all members of the Board of Directors of each of the Chilean Joint Venture Entities designated by such Party will always perform their activities in accordance with the rules and principles set forth in this Shareholders Agreement. Likewise, each Party agrees to adopt all actions as may be necessary and appropriate under law in order for all of the obligations assumed by such Party as a shareholder pursuant to this Shareholders Agreement to be fully satisfied so that the directors designated by such Party do not act or fail to act in a manner that is inconsistent with this Shareholders Agreement. In the event of such inconsistent actions or omissions, the corresponding Party shall be held liable for such action or omission as if it were their own.

(c) Decision Levels. There shall be different decision levels at the Chilean Joint Venture Entities, which shall, as applicable, be clearly provided for in the Bylaws of LQIF. Specifically:

(ix)	Board of Directors of LQIF: It shall be composed of seven (7) members, five (5) of them designated by Quiñenco and two (2) by Citigroup Chile. If Citigroup Chile becomes the owner of 50% of the shares of LQIF, it shall be entitled to designate three (3) out of the seven (7) LQIF directors. The Chairman of the Board of Directors shall be designated by Quiñenco and, if Citigroup Chile becomes the owner of 50% of the shares of LQIF, the Vice Chairman shall be designated by Citigroup Chile.

Accordingly, Quiñenco shall cause, through LQIF, the voting rights at the shareholders meetings of the Chilean Joint Venture Entities to be exercised in accordance with the instructions issued by its Board of Directors, which instructions shall, in any event, strictly comply with the terms of this Shareholders Agreement and of the Definitive Documents.

Board of Directors of SM Chile: It shall be composed of nine (9) members. The majority of the directors shall be designated by Quiñenco through LQIF and Citigroup Chile shall be entitled to require LQIF to designate two (2) directors of SM-Chile and, if Citigroup Chile becomes the owner of 50% of the shares of LQIF, four (4) directors of SM-Chile, except, in each case, the directors designated by the minority shareholders, if any. In all cases, it is understood that, if the minority shareholders designate one or more directors, the number of directors that can be proposed by Citigroup Chile shall be reduced accordingly. Quiñenco shall cause the discretionary votes to be used to achieve the election of the maximum number of directors proposed by Citigroup Chile, within the parameters of the preceding sentence. The Chairman of the Board of Directors shall be designated by Quiñenco and, if Citigroup Chile becomes the owner of 50% of the shares of LQIF, the Vice Chairman shall be designated by Citigroup Chile.

Board of Directors of Banco de Chile: It shall be composed of eleven (11) members. The majority of the directors shall be designated by Quiñenco through LQIF and SM Chile and Citigroup Chile shall be entitled to designate two (2) directors of Banco de Chile and, if Citigroup Chile becomes the owner of 50% of the shares of LQIF, five (5) directors of Banco de Chile, except, in each case, the directors designated by the minority shareholders, if any. In all cases, it is understood that, if the minority shareholders appoint one or more directors, the number of directors that can be proposed by Citigroup Chile shall be reduced accordingly, provided that Citigroup Chile shall always be entitled to one (1) director. To maximize the number of Directors proposed by Citigroup Chile that may be elected as Directors within the parameters of the preceding sentence, Quiñenco shall cause LQIF to take action to obtain proxies from third parties to be used, together with the discretionary votes it receives, to achieve the election of the maximum number of directors proposed by Citigroup Chile. Quiñenco shall urge that the Chairman of the Board of Directors be designated from among the directors that it proposed and, if Citigroup Chile becomes the owner of 50% of the shares of LQIF, that the Vice Chairman be designated by Citigroup Chile.

(x)	Board of Directors of other Chilean Joint Venture Entities: The Parties shall establish an odd number of directors in the other Chilean Joint Venture Entities and shall designate their corresponding number of directors in accordance with this Clause Fourth. Decisions shall be taken by a majority of the votes of voting members who are present, except for the Fundamental Strategic Decisions, which shall be subject to paragraph (f) of this Clause Fourth. The Chairman of the Board of Directors shall be designated from among the directors designated by Quiñenco and the Vice Chairman from among the directors designated by Citigroup Chile.

If one or more of the Chilean Joint Venture Entities are required by law to have an even number of directors or if their Bylaws require them to have an even number of directors and the Parties do not have sufficient votes to modify such Bylaws, the Parties shall designate an equal number of directors. Decisions shall be taken by a majority of voting members who are present, except for the Fundamental Strategic Decisions, which shall be subject to paragraph (f) of Clause Fourth of this Shareholders Agreement. The Chairman of the Board of Directors shall be designated from among the directors designated by Quiñenco and the Vice Chairman from among the directors designated by Citigroup Chile. The Chairman shall have a tie-braking vote with respect to matters other than Fundamental Strategic Decisions.

(xi)	Alternate Directors. From and after the Third Closing Date, Quiñenco shall recommend that Citigroup Chile and Quiñenco be able to appoint, to the extent permitted by Chilean law, alternate directors for the different Chilean Joint Venture Entities. Unless otherwise provided by law, the Board of Directors of the Chilean Joint Venture Entities shall be composed by regular and alternate directors, and each Party shall be allowed to designate alternates for the regular directors it designates. If the Chairman of the Board is absent, he shall be substituted by a regular director designated by Quiñenco. In the specific case of Banco de Chile, there shall only be two alternates and Quiñenco shall designate both such alternates until Citigroup Chile holds a 50% interest in LQIF, after which Quiñenco shall propose the first alternate and Citigroup Chile the second alternate. The actions of the alternates shall be consistent with the general principle that the majority of the directors of the Chilean Joint Venture Entities, other than LQIF, shall be designated as proposed by Quiñenco. If by reason of a prolonged impediment or for any reason other than a dilution, such general principle may not be complied with, Quiñenco shall adopt, or cause to be adopted, promptly the necessary steps to reinstate the proportion mentioned above, including the resignation of regular or alternate directors, the re-composition of the Board of Directors and the calling an Extraordinary Shareholders’ Meeting in order to designate a new Board of Directors consistent with the above mentioned general principle.

(xii)	Board Committees: Quiñenco shall recommend that Citigroup Chile and Quiñenco participate in the different Board Committees of Banco de Chile.

(xiii)	Management Committees of Banco de Chile. Banco de Chile has at the present an established system of active and substantial involvement of its officers in the committees that report to the CEO (Gerente General). It is the intention of the Parties to maintain such system in place. Therefore, the officers designated by each of the Parties or by the Board of Directors, including the Citigroup Designated Officers, shall have an active and substantial involvement in the internal committees reporting to the CEO (Gerente General) on which they participate as a result of the function they perform.

(xiv)	Vote in Shareholders Meetings: Each of the Chilean Joint Venture Entities shall vote at the shareholders meetings of the other Chilean Joint Venture Entities in which it is a shareholder or with respect to which it has a right to vote in accordance with the decisions of the Board of Directors of such Chilean Joint Venture Entity, which, in any event, shall rigorously abide by the terms of this Shareholders Agreement. For such purpose, the corresponding Board of Directors shall designate a representative to appear at the shareholders meeting, who will receive precise voting instructions.

(d) Removal of Directors. If one or more vacancies on the Board of Directors of LQIF occurs for any reason, such Board shall elect as a substitute, and as a new director, the person or persons designated in writing by the Party whose votes elected by majority the director or directors whose designation is no longer in effect. With respect to the other Chilean Joint Venture Entities, the designation shall be made in writing by the Party which proposed the name of such director or directors who are being replaced. In the event that the vacancy is the result of the resignation of a director or directors due to the sale by a Party of its Shares, the designation of the substitute director or directors shall be made in writing by the acquirer of the Shares.

The corresponding acquirer of Shares shall propose in writing the name of the person or persons that the Board of Directors shall designate as substitutes within fifteen (15) calendar days after the date of vacancy. If, within such fifteen (15) calendar days period, the corresponding acquirer of Shares fails to make such designation, the Board of Directors shall appoint whom it believes is best suited to serve as a director. In any event, such designations shall last until the next Ordinary Shareholders Meeting of LQIF or the corresponding Chilean Joint Venture Entity held after the vacancy, at which time the entire Board of Directors shall be elected pursuant to applicable law and the terms of this Shareholders Agreement.

(e) Meetings of the Board of Directors. The meetings of the Board of Directors of each of the Chilean Joint Venture Entities shall be ordinary and extraordinary. The ordinary meetings shall be held monthly on such date and at such time as predetermined by the Board of Directors of each of the Chilean Joint Venture Entities and shall not require a special notice. The Parties shall endeavor, to the extent possible, to cause the meetings of the Board of Directors of the Chilean Joint Venture Entities to be held on the same day, with one meeting following the other, in order to reduce the number of days in which the meetings must be held, except in the case of Banco de Chile, which holds two ordinary meetings each month, one of which may not coincide with the meetings held by the Board of Directors of the other Chilean Joint Venture Entities.

The extraordinary meetings shall be held when specifically called by the Chairman of the Board of Directors of the Chilean Joint Venture Entities, or at the request of one or more directors, without the Chairman needing to previously determine the need for the meeting. If the Chairman receives a written request from one or more directors requesting that a special meeting of the Board of Directors be held, such meeting shall take place between the fifth and seventh business day following the date of the request. Notices of extraordinary meetings shall be given by certified notice dispatched to each of the directors no less than four business days before such meeting or at least two business days before such meeting, in which case the corresponding notice shall be delivered in the presence of a Notary Public or the corresponding Chilean Consul if the director is not domiciled in Chile, provided that in all of the foregoing cases a copy of such letter shall be simultaneously sent by email to each such director. The notice of the extraordinary meeting shall state the purpose or purposes for which the meeting is being called, which statement may be omitted if all of the directors of such entity are present at the meeting.

Directors may participate in the ordinary and extraordinary meetings by means of communications equipment that enables them to communicate simultaneously and permanently.

(f) Fundamental Strategic Decisions. Decisions regarding the matters listed below constitute Fundamental Strategic Decisions, regardless of whether they are submitted to a shareholders meeting, the Boards of Directors or its Committees, or decided by representatives, attorneys-in-fact, or otherwise. The

Fundamental Strategic Decisions require the consent of Citigroup Chile or the Citigroup Wholly-Owned Subsidiary through which Citigroup participates in the Chilean Joint Venture Entities, on the one hand, and Quiñenco or Quiñenco Wholly-Owned Subsidiary through which Quiñenco participates in the Chilean Joint Venture Entities, on the other, whether in the first or subsequent calling of a meeting and always expressed by the directors designated by each of them or at the shareholders meeting, as the case may be. The matters with respect to which decisions shall be considered Fundamental Strategic Decisions are as follows:

(i)	Changes in the dividend policy to below 30% or to above 80% of the distributable earnings for each year. In the case of Banco de Chile, the top limitation shall be effective only if the capital (patrimonio efectivo) of Banco de Chile is less than 10.5% of its assets weighted by risk plus financial risk in accordance with Chilean regulations, and shall not be applicable if a greater dividend payment is required in order for SM Chile and SAOS to comply with their obligations with respect to the Chilean Central Bank, pursuant to the agreement entered into under Law No. 19.396 and its amendments by virtue of the subordinated obligation.

(ii)	In the case of LQIF, changes in the distribution policies, either through reimbursements to the shareholders, a reduction of capital, dividends or otherwise, that result in the distribution of less than the total free cash flow of LQIF after taking into account the expenditures and essential reserves of LQIF.

(iii)	Delisting or deregistration of the shares of Banco de Chile or SM Chile from the New York Stock Exchange, the Securities and Exchange Commission, the Chilean Stock Exchanges or the Chilean Superintendence of Securities and Insurance, as the case may be;

(iv)	Capital increases and issuance of any kind of securities, including treasury shares or subordinated debt (in this case, only if it impacts the U.S. tax treatment of Citigroup in the Chilean Joint Venture Entities in the United States), unless by reason of a request from a governmental authority or in the event the capital (patrimonio efectivo) of Banco de Chile is less than 10.5% of its assets weighted by risk plus financial risk in accordance with Chilean regulations applicable to Banco de Chile. If Citigroup Chile fails to obtain a 50% interest in LQIF by the Third Closing Date, thereafter the consent of Citigroup Chile shall be required, unless the business plan requires the issuance of capital securities.

(v)	Entry into new lines of business, whether or not material, or material acquisitions, co- investments and joint ventures. In each case, if Citigroup Chile fails to obtain a 50% interest in LQIF’s capital by the Third Closing Date, thereafter the consent of Citigroup Chile shall only be required if such new lines of businesses or material acquisitions, co-investment or joint ventures are prohibited by the US laws applicable to Citigroup; the exit of material lines of business (that is, corporate banking, investment banking, retail banking and branches, banking cards, mortgages, consumer financing and any other representing more than 15% of net earnings) or the sale of assets, spin-offs/split-off or material dispositions.

(vi)	Credit decisions with respect to a person or group of persons that constitute common risk under Chilean law, on the terms set forth by Articles 84 and 85 of the Chilean Banking Law (Ley General de Bancos), involving, if unsecured, more than 20% of the capital (patrimonio efectivo) of Banco de Chile, and, if secured or if such credit is to be granted to other banks, more than 30% of the capital (patrimonio efectivo) of Banco de Chile.

(vii)	Dissolution and liquidation of any of the Chilean Joint Venture Entities.

(viii)	Proposal of appointment of Auditors and material changes in material accounting practices and principles, except as required by legal demands or requirements from the Chilean Relevant Authorities.

(ix)	Approval of the policies and procedures set forth in paragraph (b) of Clause Seventh of the Master Agreement and modifications to the Approved Policies and Procedures.

(x)	Investments in excess of US$20 million by the Chilean Joint Venture Entities outside of the Financial Businesses and Services.

(xi)	Subject to paragraph (g) below, any decision: [a] to object, settle or agree any material matter with any regulatory agency; [b] to submit any material matter to any regulatory agency; [c] with respect to the response and follow-up regarding any accusation of illegal or improper behavior; [d] to obtain or renounce any material governmental authorization outside of Chile; and [e] to adopt any tax policy or modify any adopted tax policy, so long as such policy involves a material risk to any of the Chilean Joint Venture Entities.

(xii)	Delegation of authority to any person or corporate body which contravenes the limitations agreed by the Parties.

(xiii)	Transactions with related parties as provided for in Section 44 of Chilean Law No. 18.046, and donations or gifts that, in the case of Banco de Chile, deviate from its current policies.

(xiv)	Any amendment to the Bylaws with respect to the matters contained in this Agreement or in the Shareholders Agreement that are included in the Bylaws.

(g) Procedure with Respect to Certain Fundamental Strategic Decisions. The Parties acknowledge and accept that a fundamental aspect of the Joint Venture is the value of the reputation of each of the Parties and the treatment and goodwill that different governmental authorities and third parties give or have, or may give or have, towards the Parties and the Chilean Joint Venture Entities; therefore, in their conduct, the Parties shall always use their best efforts to maintain their good reputation and such goodwill. To that end, the Parties shall endeavor that any material issue having to do with governmental authorities or which may reasonably affect the good reputation and goodwill of the Chilean Joint Venture Entities or any of the Parties, shall be discussed between the Parties, with due consideration to the Board(s) of Directors of the corresponding Chilean Joint Venture Entities, before any position is adopted. Nevertheless, in the event of an emergency situation, and as long as the principles set forth in the foregoing sentences are not undermined, the Parties acknowledge that the Chilean Joint Venture Entities may act without consulting the Parties, provided that this course of action shall constitute an exception and not the general rule, that the exception is duly justified and supported by the opinion of an independent expert in the matter in respect of which the action is required and that the Parties and the Board of Directors of the Chilean Joint Ventures Entities are promptly informed.

(h) Planning Process. The corresponding Board of Directors shall discuss and approve the annual business plans and budgets of the Chilean Joint Venture Entities. However, considering the substantial interest to be held by Citigroup Chile in the Chilean Joint Venture Entities and the experience it can contribute, the Parties shall follow the following procedure with respect to the annual business plan and budget:

(i)	The fiscal and corporate year of the Chilean Joint Venture Entities shall coincide with the calendar year.

(ii)	An integrated planning process and a budget and annual plan review process shall be established, prepared by the management of the Chilean Joint Venture Entities and approved by their corresponding Board of Directors, starting with the Board of Directors of LQIF, which will recommend the strategic guidelines and directions for the other Chilean Joint Venture Entities.

(iii)	The budget and annual business plans shall include all necessary detail including, but not limited to, the individual budgets for each line of business, plans for the opening and closing of branches or other points of sale, expense details, assumptions and strategy, and shall be submitted for its approval at the latest in November of every year with respect to the following year.

(iv)	At the middle of the fiscal year, the approved budget and approved plans shall be reviewed and ratified or rectified by the Board of Directors of the corresponding Chilean Joint Venture Entity. In the event of an adverse deviation exceeding 20% of the expected earnings, income or expenses, any of the Parties may request that corrective plans and programs aimed to remedy the adverse deviation be submitted to the Board of Directors of the corresponding Chilean Joint Venture Entity for approval.

(i) Appointment and Aggregate Compensation of Corporate Officers. (i) General Principle. The corresponding Board of Directors shall have the authority to appoint and determine the aggregate compensation of the principal corporate officers of the Chilean Joint Venture Entities. The Parties shall endeavor to propose for appointment the best qualified professionals in their organizations and in the market as officers of the Chilean Joint Venture Entities. In consideration of the substantial interest to be held by Citigroup Chile in the Chilean Joint Venture Entities and its experience in such matters, the Parties shall discuss and establish a procedure for the proposal and designation of the principal corporate officers and for determination of their aggregate compensation. In case of a disagreement, the designation and aggregate compensation shall always be determined by the corresponding Board of Directors of the Chilean Joint Venture Entities.

(ii) Proposal for Positions in Banco de Chile. Citigroup Chile shall be entitled to propose the appointment of the Citigroup Designated Officers. The Chilean Joint Venture Entities shall have the right to request the removal of one or more of the Citigroup Designated Officers. For such purposes, the Parties agree to the following: (i) if, in the opinion of the CEO (Gerente General) of Banco de Chile or its Board of Directors, one or more of Citigroup Designated Officers does not adequately perform his duties, whether in connection with his results or in connection with his integration with the Chilean Joint Venture Entities, the CEO (Gerente General) or the Board of Directors shall so notify the Parties; (ii) the Parties shall in good faith seek to find a solution; (iii) if the Parties do not reach an agreement regarding the measures to be adopted, the CEO (Gerente General) or the Board of Directors, within their corresponding areas of responsibility, may remove such Officer; and (iv) in any event, Citigroup shall retain the right to designate a replacement for such Officer. With respect to the CEO (Gerente General) and the first level officers, the Parties shall urge the corresponding Board of Directors to set annual objectives and goals that are appropriate to their respective functions and in line with the strategies and budgets of each of the Chilean Joint Venture Entities. If any of such officers: (A) fails to meet the goals set during any of three (3) out of five (5) consecutive years; or (B) there is a repeated, unjustified and material failure to apply the Approved Policies and Procedures (it being agreed that only a legal requirement or event of force majeure shall be considered a valid justification for failure to comply with the Approved Policies and Procedures), the Party that did not propose such officer shall be entitled to request his removal and the other Party shall cooperate with such course of action, in which case the Parties shall urge to have the Person who will replace such officer to be designated by the appropriate Party, as determined in accordance with this paragraph.

(iii) Removed Officers. The officers removed in accordance with the two preceding paragraphs shall not be designated to occupy any management or executive position and shall not be hired as employees or advisors in any of the Chilean Joint Venture Entities without the consent of the Party who asked for the removal.

(iv) Positions in Chilean Joint Venture Entities. To the extent permitted by Chilean law, and as long as there is no incompatibility or conflict of interest, the officers to which subparagraphs above apply may hold a position in more than one of the Chilean Joint Venture Entities for the purpose of achieving uniformity of standards and cost efficiencies.

(j) US Accounting and Regulatory Requirements.

(i) US Accounting Requirements. The Chilean Joint Venture Entities shall be governed by Chilean GAAP and the applicable existing regulations issued by the Superintendence of Securities and Insurance and the Superintendence of Banks and Financial Institutions. Notwithstanding the foregoing, in addition to the application of Chilean GAAP, the Chilean Joint Venture Entities shall use reasonable efforts so that, by applying a work program (i) from the First Closing Date, Banco de Chile will be able to produce quarterly financial information consistent with US GAAP, equivalent to the kind contained in a Form 20-F under the rules established by the US Securities and Exchange Commission, and (ii) from and after the date that is twelve (12) months after the Second Closing Date, use best efforts so that Banco de Chile performs the equivalent of a full reconciliation to US GAAP with a view to be able to carry out the Public Placement, on the one hand, and to enable Citigroup properly to reflect its investment in the Chilean Joint Venture Entities, on the other.

(ii) US Regulatory Requirements. The terms and conditions of paragraph (b) of Clause Seventh of the Master Agreement shall apply, which terms and conditions are incorporated herein by reference.

(k) Shareholders Meetings. Without prejudice to the special quorums set forth in the Chilean Stock Corporation Law, the Bylaws of the Chilean Joint Venture Entities and paragraph (f) of Clause Fourth of this Shareholders Agreement, as the case may be, the Shareholders Meetings shall be held with the attendance, either in person or represented by proxy, of shareholders that represent the absolute majority of the issued shares of each of the Chilean Joint Venture Entities entitled to vote, and decisions shall be adopted by the absolute majority of shares present and represented at such Shareholders Meeting. The manner in which such shares shall be voted at the Shareholders Meetings of each of the Chilean Joint Venture Entities (other than LQIF) shall be determined by the corresponding Boards of Directors of the Chilean Joint Venture Entities which are shareholders of the Chilean Joint Venture Entity with respect to which a meeting was called, in the understanding that Quiñenco, in its capacity as controller, shall recommend that the terms and conditions of this Shareholders Agreement and of the Master Agreement be duly complied with.

(l) Approval of certain capital increases. As soon as (i) Banco de Chile, in compliance with article 118 of the Chilean Banking Law (Ley General de Bancos), has called an extraordinary shareholders meeting for the purpose of increasing its capital; (ii) Banco de Chile, in compliance with article 122 of the Chilean Banking Law (Ley General de Bancos), has proposed to enter into an agreement with its creditors; (iii) the Superintendence of Banks and Financial Institutions has imposed on Banco de Chile any of the sanctions provided for under article 20 of the Chilean Banking Law (Ley General de Bancos); or (iv) in accordance with Clauses Eighth (B) and Eleventh of the Amended Subordinated Debt Agreement entered into by Banco de Chile and the Central Bank of Chile, the Deficit Account (as defined in such Agreement) reveals a balance 20% greater than the paid-in capital and reserves of Banco de Chile, the Parties shall call a shareholders meeting to approve an increase in the capital of LQIF, SM Chile and/or Banco de Chile, as the case may be, that enables them to resolve the insolvency problems experienced by Banco de Chile or, in case of subparagraph (iv), to acquire, through LQIF and the other Chilean Joint Venture Entities, as the case may be, shares owned by SAOS for an amount that enables the Joint Venture to always have, from the date of this Agreement until the Third Closing Date, a 56.45%

voting interest in Banco de Chile and, from and after the Third Closing Date, at least a 58.33% voting interest in Banco de Chile. The Parties shall also be obligated to attend such meeting (or cause the corresponding Chilean Joint Venture Entity to attend), vote their shares in favor of approving such capital increase (or cause the corresponding Chilean Joint Venture Entity to so vote) and subscribe and pay for the new shares issued as a result of the capital increase or grant to the other Party any rights of first offer that it has as a result of such capital increase (other than the rights of first offer that may correspond to such shares as set forth in paragraph (j) of Clause Fifth of this Shareholders Agreement).

The failure by any of the Parties to comply with its obligations pursuant to the preceding paragraph or pursuant to paragraph (j) of Clause Fifth of this Shareholders Agreement shall constitute a material breach of the provisions of this Shareholders Agreement. The non-breaching Party shall have the right, in addition to the rights to which it is entitled under paragraph (f)(ii) of Clause Seventh of this Shareholders Agreement or the law, to exercise one or more of the following rights: [a] approve the corresponding capital increase, for which purpose each of the Parties grants to the other an irrevocable mandate pursuant to the terms of article 241 of the Chilean Commercial Code, allowing each other Party to be represented in the corresponding meetings and granting the necessary powers for such Parties to attend such meetings; and [b] subscribe and pay for the shares that such Party is entitled to as a result of the capital increase and, if it so wishes, the shares that the breaching Party is entitled to subscribe and pay for pursuant to the preceding paragraph.

(m) Bylaws of LQIF. The Bylaws of LQIF shall provide for the quorum required for a meeting and for the decision-making process with respect to both the Board of Directors and the Shareholders Meetings, which have been previously agreed upon in this Shareholders Agreement, as well as the complete list of the matters pertaining to the Fundamental Strategic Decisions as set forth in paragraph (f) of Clause Fourth of this Shareholders Agreement and the Required Policies and Procedures. Likewise, the parties agree to amend the Bylaws of LQIF whenever, as a result of the provisions of this Shareholders Agreement, such amendments are required to reflect the new circumstances or a modification to any rights and/or obligations that may be verified from time to time.

Fifth. Transfer of Shares. (a) General Principle. During the term of this Shareholders Agreement, the Parties shall remain the direct owners of LQIF and indirect owners of the other Chilean Joint Venture Entities. From and after the date hereof and during the whole term of this Shareholders Agreement, none of the Parties may sell, assign, transfer, alienate or encumber in any manner, either directly or indirectly, voluntarily or forcibly, their Shares and/or their interest in the Ownership and Voting Trust, other than those subject to the Public Placement, except as such transfer may be authorized by the terms of this Shareholders Agreement or by the other Party.

The Parties agree to enter into all the agreements and to take all the necessary steps in order for the Shares’ certificates to include, during the term of this Shareholders Agreement and in addition to any other legal notices, the following:

“The shares represented by this certificate are subject to the prohibitions on transfer and other restrictions provided for by the Bylaws of the corporation and by the Shareholders Agreement dated December 27, 2007, which copies are kept on record at the offices of LQ Inversiones Financieras S.A. and which are included in the corporation’s Shareholders’ Registry. The transfer of any share represented by this certificate will be invalid or unenforceable against the corporation, except if such transfer is made in accordance with the provisions of such Shareholders Agreement.”

(b) Transfer to a Wholly-Owned Subsidiary. Each Party may freely sell, assign, transfer, or alienate their Shares to a Wholly-Owned Subsidiary, subject to the following conditions: (i) that the acquirer prove its status as a Wholly-Owned Subsidiary, (ii) that the selling Party be held jointly responsible with the acquirer for compliance with the covenants set forth in this Shareholders Agreement with respect to the acquirer, (iii) that the acquirer not be subject to bankruptcy, insolvency or suspension of payments, and (iv) that the acquirer keep its status as a Wholly-Owned Subsidiary of the selling Party during all the relevant times. In such event, the right of first offer of the Parties shall be ineffective.

The acquirer of the Shares shall expressly declare in the corresponding agreement that it assumes the obligations that, according to this Shareholders Agreement, pertain to the Parties. Likewise, and only as a result of acquiring the Shares, the acquirer shall be the holder of all of the rights related to the Shares.

(c) Right of First Offer. The Parties agree to grant each other the following rights of first offer:

(i)	None of the Parties shall sell, assign, transfer or alienate their Shares and/or their interest in the Ownership and Voting Trust, other than those subject to the Public Placement, without first offering them for sale to the other Party at the same price and under the same terms and conditions that such selling Party proposes to offer to a third party. The offer shall refer to the total number of such Shares owned by the selling Party.

(ii)	Such offer of sale with respect to such Shares shall be made by the selling Party (the “Offeror”) to the other Party (the “Offeree”) by written notice setting forth the decision of the selling Party to sell the Shares and the price terms and form of payment relating to such offer to sell.

(iii)	In the event the Offeree decides not to exercise its right of first offer as set forth in this paragraph within sixty (60) days from the receipt of the offer to sell, the Offeror, within the following ninety (90) days, may offer and sell such Shares to a third party on the same terms and conditions that the Shares were offered to the Offeree or on such terms and conditions that are not more favorable to the third party than those offered to the Offeree and informing the future buyer of the Shares that it shall be obligated to comply with the provisions of this Shareholders Agreement.

(iv)	If the Offeror is unable to sell its Shares to a third party within the period and in accordance with the provisions set forth in the preceding subparagraph (iii), the Offeror may not sell, assign, transfer or alienate such Shares without first again complying with the procedures relating to the exercise of the right of first offer set forth in paragraph (c) of Clause Fifth of this Shareholders Agreement.

(v)	In the event the Offeree exercises its right of first offer within the sixty (60) days period set forth in the preceding subparagraph (iii), the Offeree shall give written notice of such decision to the Offeror during such period, in which case the Offeror shall sell to the Offeree the Shares at the price and on the terms and conditions offered to the Offeree in accordance with the preceding subparagraph (ii).

(vi)	The sale and purchase of the Shares between Offeror and Offeree shall take place in Santiago, Chile, within the sixty (60) days period after the date of exercise of the right of first offer set forth in this Clause. The following events shall occur at such date:

[a]	The Offeror shall provide the Offeree with a stock transfer in respect of the Shares duly executed before a Notary Public or two witnesses of legal age, as well as the corresponding Certificate for the Shares sold.

[b]	The Offeror shall represent in writing to the Offeree that it is the sole, absolute and exclusive owner of the Shares and that such Shares are free from any prohibition, lien, attachment or litigation.

[c]	The Offeree shall pay the price set forth in the offer for the Shares.

[d]	The Parties shall take all the acts necessary to guarantee that the Offeree receives title to the Shares subject of the offer, as well execute all of the necessary documents to settle and close the transfer of such Shares, by making the corresponding entries in the corresponding Shareholders’ Records.

(vii)	If, after the period set forth in the preceding subparagraph (vi), the sale and purchase of the Shares has not taken place because of a reason chargeable to one of the Parties, the diligent Party may demand specific performance of the corresponding obligation plus the payment of a penalty in an amount in Pesos equal to US$10,000,000 for each month or partial month of delay.

(viii)	If the Offeree does not accept an offer pursuant to paragraph (c) of Clause Fifth of this Shareholders Agreement and the Offeror sells its Shares to a third party, such sale shall be conditioned upon the third party agreeing to be subject to the provisions of this Shareholders Agreement and the Master Agreement, as the case may be, as a successor to all of the rights and obligations of the seller of the Shares, which agreement shall be provided for in writing in the corresponding sale and purchase agreement for the Shares. In the event the sale of the Shares to a third party is closed, the Offeror shall be freed from any liability with respect to the Shareholders Agreement and shall not be considered a Party hereto.

(ix)	The acceptance of the offers of sale of Shares pursuant to this paragraph shall be unconditional.

(d) Tag-Along Right. If the Offeree decides not to exercise its right of first offer as set forth in paragraph (c) of this Clause Fifth, the Offeree may, during the sixty (60) days period provided for in paragraph (c)(v) of Clause Fifth, elect to sell its Shares and/or its interest in the Ownership and Voting Trust, other than those subject to the Public Placement, with the Shares of the Offeror, provided that the Offeree communicates such election in writing to the Offeror.

If the Offeree exercises such right, the Offeror shall, along with the offer of its Shares to a third party in accordance with paragraph (c)(iii) of Clause Fifth, offer the shares owned by the Offeree under the same terms and conditions, such that the Offeror may only accept offers from third parties for the total number of Shares held by itself and by the Offeree and may not sell or otherwise transfer its Shares unless (i) such sale or transfer includes the Shares of the Offeree and (ii) the price, payment conditions and other terms and conditions of such sale are identical or more convenient to the Offeror and to the Offeree than the ones indicated in the offer made to the Offeree pursuant to paragraph (c)(ii) of Clause Fifth.

Any joint sale pursuant to this paragraph shall be consummated within the ninety (90) days following the date on which the Offeree gave notice to the Offeror of its decision to exercise its rights pursuant to this paragraph. In order to consummate the sale, the Offeror shall, at least fifteen (15) days before the sale, give written notice to the Offeree of the date, time and place where the sale of the Shares to the third party will take place. If the Offeree elects not sell its Shares to the third party on the date, time and place indicated, the Offeror may sell or, if it so decides, not sell its Shares to the third party. The failure by the Offeree to join the sale shall be considered a violation of this Shareholders Agreement and shall grant the Offeror with the additional right to demand the Offeree to comply with its obligation to sell plus the payment of a penalty in an amount in Pesos equivalent to US$30,000,000 for each month or partial month of delay.

If, after such ninety (90) days period, the joint sale of the Shares of the Offeror and the Offeree to a third party has not been consummated, the Offeror shall not sell, assign, transfer or alienate its Shares without first again complying with the procedures relating to the exercise of the right of first offer as provided under paragraph (c) of Clause Fifth of this Shareholders Agreement.

In any event, the Party wishing to sell its Shares shall not be entitled to force the other Party to sell its Shares together with the Shares of the Party who wishes to sell (there will be no drag-along right).

(e) Change of Control. If one of the Parties is subject to a Change of Control, each Party shall be entitled to purchase, at Fair Market Value, the other Party’s interest in LQIF and/or in the Shares provided for in paragraph (h) of Clause Third. Such Fair Market Value shall be the value determined by a formal written opinion given by two international investment banks designated by the Parties. For this purpose, the investment banks shall consider the control premium when determining the Fair Market Value of Quiñenco’s interest in LQIF. If such investment banks are unable to agree on the Fair Market Value within the forty-five (45) days following the date on which the last international investment bank has been designated, they shall, within the ten (10) days following the expiration of the forty-five (45) days term mentioned before, designate a third international investment bank, which shall be independent from the Parties, that is, it shall not be a firm employed primarily by any of the Parties. The first two investment banks shall share with the third investment bank the results of their individual valuations and assessments. Within the thirty (30) days following the designation of the third investment bank, such investment bank shall choose one of the valuations done by the two original investment banks as the best determination of the Fair Market Value and this determination shall be the final and definitive Fair Market Value. For purposes of Quiñenco, it shall be understood that Control thereof is exercised by the Luksic Family, such that a Change of Control that triggers the rights set forth in this paragraph shall be deemed to have occurred if there is a loss of ownership over Quiñenco by the Luksic Family in terms that they can no longer exercise Control over Quiñenco as indicated in Clause First. The Parties agree that Quiñenco shall have the same rights set forth in this paragraph with respect to the occurrence of a Change of Control if Citigroup, directly or indirectly, is no longer in the banking business.

(f) Generational Change. Upon the occurrence of a generational change of the Person or Persons heading the Luksic Family and, therefore, Quiñenco, the Parties shall discuss in good faith the effects that such change could have in the Joint Venture, without such discussions binding the Luksic Family, nor conferring any right to Citigroup other than the right to express in a reasonable and objective way its opinion, including the possibility to propose that a given member of the Luksic Family or a third party become the head of the Luksic Family, it being agreed that the Parties acknowledge and accept that it is the sole decision of the Luksic Family to designate who will be its head.

(g) Total Sale. The partial sale of shares of LQIF to one Party shall not be allowed, unless the sale involves all the shares of LQIF. The sale to a third party of any interest in accordance with this instrument shall be subject to such third party’s written agreement to abide by the terms of this Shareholders Agreement and, if applicable, of the Master Agreement, and to assume in writing all of the rights and obligations of the selling Party. In the event that the third party gives its written agreement and after the sale of the corresponding interest has been consummated, the selling Party shall be released from all its obligations under this Shareholders Agreement and the Master Agreement, and will cease to be a party hereof and thereof. The shares acquired through the Tender Offers shall be subject to paragraphs (h) and (i) of Clause Third.

(h) Undivided Vote and Custody of Shares. (i) It is the intention of the Parties that LQIF always hold, from the First Closing Date until the Third Closing Date, shares representing at least 56.45% of the voting rights in Banco de Chile and, from and after the Third Closing Date, 58.33% of the voting rights in Banco de Chile, so as to ensure that Citigroup Chile may expect to have at least one (1) regular director at Banco de Chile. For such purposes, the Parties shall, through LQIF, acquire shares issued by SM Chile and/or Banco de Chile to enable LQIF to obtain, by no later then the Third Closing Date, 58.33% of the voting rights in Banco de Chile. Notwithstanding the foregoing, the Parties agree that all of the shares of the Chilean Joint Venture Entities, other than any interest in LQIF, owned by each Party, whether directly, indirectly or through an agent, including those shares held by the Ownership and Voting Trust referred to below, shall be voted in the same manner for purposes of giving effect to the agreements set forth in the Master Agreement and its Exhibits. The shares owned by companies or persons other than the Chilean Joint Venture Entities, except for any interest in LQIF, shall be deposited with the Trustee in the Ownership and Voting Trust for the entire term during which the shareholder is, directly or indirectly, a shareholder of LQIF. The Trustee shall exercise the voting rights of the shares held by the Trust through a joint power of attorney granted for such purpose. Each Party shall cause the Trustee to vote its shares in each case in the manner instructed by the Board of Directors of LQIF. Notwithstanding that the Trust may be organized under the laws of a jurisdiction other than Chile, for example, in the United States, United Kingdom or Switzerland, or under any other jurisdiction agreed to by the Parties, the Parties agree that LQIF shall have an interest in the exercise of power of attorney to be granted to vote the shares deposited with the Trust and, as a result, such power of attorney shall be irrevocable in accordance with the terms of Article 241 of the Chilean Code of Commerce. (ii) Considering that the Parties are entities that carry out Financial Businesses and Services, whether directly or indirectly through Subsidiaries, it is possible that unrelated Persons have shares in custody or deposited in a vehicle controlled by any of the Parties. Such shares shall only be voted in accordance with precise written instructions given by such unrelated Persons, which instructions shall be confirmed if requested by any of the Parties or by the issuer of the corresponding shares. Likewise, the Parties shall not exercise discretionary voting rights regarding such shares other than in accordance with this paragraph (g).

(i) Other Purchase of Shares. None of the Parties nor their Affiliates may purchase shares of the Chilean Joint Venture Entities other than in accordance with the terms and conditions of this Shareholders Agreement and, specifically, paragraph (h) of Clause Third. The preceding restriction shall not apply to the transactions executed by the Parties or their Affiliates in the ordinary course of their financial business, such as hedging transactions for derivatives or as a result of the foreclosure of loans, provided that the general rule set forth in the first sentence of this subparagraph is not undermined, and that the corresponding Party promptly disinvests itself of its ownership in such shares and, in any event, within six (6) months. During the period when the shares are temporarily owned, regardless of the reason, such shares shall be voted pursuant to the preceding paragraph (h).

(i) Preemptive Right in the event of a Capital Increase and Subscription Obligation. In the event of a capital increase in any of the Chilean Joint Venture Entities, each Party shall have a preemptive right to subscribe and pay for the new shares offered by the corresponding Chilean Joint Venture Entity of which such Party is a shareholder, for the purpose of maintaining its equity interest. In the event of any increase of capital stock of LQIF, each Party shall have a preemptive right to subscribe and pay for the new Shares offered with respect to LQIF for the purpose of maintaining its equity interest.

Except for the capital increases referred to in paragraph (l) of Clause Fourth of this Shareholders Agreement, each Party shall subscribe and pay for the Shares issued as a result of a capital increase approved by such Party in accordance with the terms of the corresponding capital increase. Failure to comply with this obligation shall constitute a material breach of the provisions set forth herein.

Each of the Chilean Joint Venture Entities shall also entitled to equal rights with respect to the shares offered by the other Chilean Joint Venture Entities of which such Chilean Joint Venture Entity is a shareholder, in respect of the capital increases approved by them.

Sixth. Consequences of Dilution of one of the Parties. (1) If after the Third Closing Date and subject to the acquisition by Citigroup of all of the Option Shares, one of the Parties does not subscribe and pay for all or a portion of any capital increase in LQIF such that its interest in LQIF becomes less than the interest such Party held in LQIF before such capital increase, the following provisions shall apply:

(a)	if the Party being diluted had, up to such date, exercised Control of the Joint Venture, the rights granted to each of the Parties pursuant to this Shareholders Agreement shall be reversed so that the Party being diluted shall no longer Control the Joint Venture and shall only be entitled to the rights granted herein to the Party that does not exercise Control of the Joint Venture (in the understanding, however, that, if the Party being diluted is Quiñenco, it will only have the right to propose the Chief Financial Officer and, in such scenario, it will also have the right to designate the Private and Consumer Banking Manager or Managers, while Citigroup will retain the right to propose the other Citigroup Designated Officers), and the other Party shall thereafter exercise Control of the Joint Venture;

(b)	if the direct ownership by any of the Parties in LQIF is less than 45%, such Party shall no longer be entitled to the right of first offer set forth in paragraph (c) of Clause Fifth in respect of any sale of Shares by the other Party;

(c)

if the direct ownership by any of the Parties in LQIF is less than 32%[3], such Party shall no longer have the right to (i) propose the Citigroup Designated Officers, except for the officer referred to in subparagraph (iii) of the definition of “Citigroup Designated Officers” and Quiñenco shall no longer have the right to propose the Private and Consumer Banking Manager referred to in the preceding paragraph (a), in such case, and (ii) veto the Fundamental Strategic Decisions described in subparagraphs (iv) and (v) of paragraph (f) of Clause Fourth, regarding the matters with respect to which a unanimous consent is not required if Citigroup fails to obtain a 50% interest in LQIF; and

(d)	if the direct ownership by any of the Parties in LQIF is less than 20%, such Party shall no longer have the right to (i) propose the Citigroup Designated Officer referred to in subparagraph (iii) of such definition, (ii) designate a minimum number of directors, such that the number of directors that such Party may designate to LQIF shall be in accordance with its equity interest in LQIF, and the number of directors that such Party may designate in the other Chilean Joint Venture Entities shall be as if it had a direct shareholder of such other Chilean Joint Venture Entities, and (iii) exercise a veto in respect of the remaining Fundamental Strategic Decisions. Notwithstanding the foregoing, if such circumstance occurs, such Party shall be entitled to require the other Party to take all the necessary steps under the applicable laws and regulations to enable such Party to sell all or a portion of its interest in LQIF in the Chilean capital market through a public placement of shares.

(2) If the Purchase and Sale option has been exercised but the Third Closing Date has not occurred and one of the Parties does not subscribe and pay for all or a portion of any capital increase in LQIF such that its interest in LQIF becomes less than the interest such Party held in LQIF before such capital increase, the following provisions shall apply:

(a)	if the Party being diluted is Quiñenco and as a result of such dilution the number of issued shares of LQIF owned by Quiñenco is less than the shares owned by Citigroup Chile, the rights granted to each of the Parties in accordance with this Shareholders Agreement shall be reversed so that Quiñenco shall no longer Control the Joint Venture and shall only be entitled to the rights granted in this Shareholders Agreement to the Party that does not exercise Control of the Joint Venture (in the understanding, however, that Quiñenco will only be entitled to designate the Chief Financial Officer and, in such scenario, it will also have the right to designate the Private and Consumer Banking Manager or Managers, while Citigroup Chile will retain the right to propose the other Citigroup Designated Officers), with Citigroup having Control over the Joint Venture from and after such date;

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If as of the First Closing Date, Citigroup holds less than a 32% interest in LQIF, this number shall be reduced to reflect the interest in LQIF actually held by Citigroup. The same reduction shall be applied to paragraphs 2(c) and 3(d) of this Clause.

(b)	if the direct interest of any of the Parties in LQIF is less than 40%, such Party shall no longer have the right of first offer set forth in paragraph (c) of Clause Fifth with respect to any sale of Shares made by the other Party;

(c)	if the direct interest of any of the Parties in LQIF is less than 32%, the provisions set forth in subparagraph (c) of paragraph (1) of this Clause shall apply; and

(d)	if the direct interest of any of the Parties in LQIF is less than 20%, the provisions set forth in subparagraph (d) of paragraph (1) of this Clause shall apply.

(3) If neither the Second Closing Date nor the Third Closing Date has taken place such that none of the Options has been exercised, and one of the Parties does not subscribe and pay for all or a portion of any capital increase in LQIF such that its interest in LQIF is less than the interest such Party held in LQIF before to such capital increase, the following provisions shall apply:

(a)	if the Party being dilute is Quiñenco and as a result of such dilution the number of issued shares of LQIF owned by Quiñenco is less than the shares owned by Citigroup Chile, the rights granted to each of the Parties in accordance with this Shareholders Agreement shall be reversed so that Quiñenco shall no longer Control the Joint Venture and shall only be entitled to the rights granted in this Shareholders Agreement to the Party that does not exercise Control of the Joint Venture (in the understanding, however, that Quiñenco will only be entitled to designate the Chief Financial Officer and, in such scenario, it will also have the right to designate the Private and Consumer Banking Manager or Managers, while Citigroup Chile will retain the right to propose the other Citigroup Designated Officers), with Citigroup having Control over the Joint Venture from and after such date;

(b)	if the direct interest of any of the Parties in LQIF is less than 40%, such Party shall no longer have the right of first offer set forth in paragraph (c) of Clause Fifth with respect to any sale of Shares made by the other Party;

(c)	if the direct interest of any of the Parties in LQIF is less than 32%, the provisions set forth in subparagraph (c) of paragraph (1) of this Clause shall apply; and

(d)	if the direct interest of any of the Parties in LQIF is less than 20%, the provisions set forth in subparagraph (d) of paragraph (1) of this Clause shall apply.

(4) In the event of a dilution that causes a second Change of Control, the provisions set forth in paragraph (1) of this Clause shall apply.

Seventh. Ancillary Agreements. (a) Use of Trademarks and Image. The use of the trademarks and corporate logos and image of Banco de Chile and Citigroup, for the benefit of the Joint Venture is set forth in the License Agreement.

(b) Non-Compete Covenants. (i) As between the Parties, there shall be no limitation regarding the expansion of the businesses of the Chilean Joint Venture Entities outside of Chile. (ii) So long as the Joint Venture between the Parties continues to exist, the Parties, their Affiliates and their Affiliated Companies shall develop and provide all the Included Business and Services through the Chilean Joint Venture Entities, without prejudice to the provisions of the Global Connectivity Agreement with respect to development of certain Cross-Border Business and Services by Citigroup and its Affiliated Companies. (iii) Any new business opportunity not related to the activities carried out in a significant and continued basis by the Chilean Joint Venture Entities, whether exclusively or principally related to Chile, shall be conducted through the Chilean Joint Venture Entities, to the extent so resolved by their respective Board of Directors. To that end, the Party that becomes aware of a new business opportunity shall so notify the other Party and the Chilean Joint Venture Entities and only if the other Party or the Chilean Joint Venture Entities decline such business opportunity after they have been afforded a reasonable time to analyze it, may the Party, who originated or learned of such business opportunity in the first place, develop it independently, so long as it carries out such activities in such a manner as not to conflict with the Chilean Joint Venture Entities or jointly with them. (iv) The non-compete covenant shall not apply to incidental acquisitions made by any of the Parties, that is, acquisitions resulting from another acquisition where the value of the Financial Businesses and Services operations that correspond to Chile is less than 25% of the assets of the total operations being acquired. If such limit is exceeded, the corresponding Party shall obtain prior authorization from the other Party. In any event, the acquiring Party shall offer the incidental interest at its Fair Market Value to the Chilean Joint Venture Entities, and if such Chilean Joint Venture Entities decline to purchase it or if for any other reason such purchase is not feasible, the acquiring Party shall have one (1) year to sell such assets or to obtain a legally binding commitment for their sale; such term may be extended for an additional one (1) year for cause. Such obligations shall expire with the termination of this Shareholders Agreement, the Master Agreement or the Definitive Documents. (v) Citigroup shall take the necessary measures with respect to the alliances for global products that it now has in place and the ones that it enters into in the future with third parties that are not its Affiliates in order to ensure that the provisions of this paragraph (b) are not undermined.

(c) Preferential Supplier. Citigroup shall be the preferential supplier or counterpart of the Chilean Joint Venture Entities with respect to the operations of such entities (that is, when such Chilean Joint Venture Entities act as clients) that are conducted in the market, provided that Citigroup offers the same or better conditions if compared to a competitor, taking into account the total business relationship between Citigroup and the Chilean Joint Venture Entities.

(d) Confidentiality. (i) General. Each of the Parties to this Shareholders Agreement agrees to maintain confidential and not to disclose, and to use its best efforts to cause its Affiliates and respective directors, officers, employees and advisors (the “Receiving Party”) to maintain confidential and not to disclose to any third party: (1) any information relating to this Shareholders Agreement, the affairs or properties of the other Party, its Affiliates or its respective clients and shareholders (the “Disclosing Party”), obtained directly or indirectly by the Receiving Party, whether oral or written, and whether prior or after the date hereof; (2) all analysis, compilations, studies and other documents and files prepared by the Receiving Party based on such information or that reflect such information; (3) the existence, contents and the status held by past, present or future conversations or negotiations on the matters hereof and their background or that have been provided by any of the Parties and/or its Affiliates and shareholders in the context thereof; (4) any rights on intellectual or industrial property, technological information, technical, economic and market studies and business plans or forecasts jointly prepared by the Parties or in representation thereof, prior or after the date hereof, with respect to the subject matters hereof; (5) the terms hereof or any other facts in connection with the transactions contemplated herein; and (6) any other related or similar information (collectively, the “Confidential Information”), except: [a] if the Receiving Party is required to disclose such Confidential Information pursuant to applicable securities laws or any other applicable law or judicial resolutions in Chile, the United States or any other jurisdiction, provided that the Receiving Party shall give written notice to the Disclosing Party of the relevant obligation and an opportunity for the Disclosing Party to express its opinion regarding the information that should be disclosed, which opinion shall be given due consideration; or [b] if such Confidential Information is disclosed by the Receiving Party to its representatives, agents or advisors which are required to have knowledge of such information with the sole purpose of aiding the Receiving Party, but only after the Receiving Party has instructed such persons to handle such Confidential Information in accordance with the terms set forth herein.

(ii) Contents. In connection with the Confidential Information, the Party that has disclosed such Confidential Information to the other has not and does not make any representations in connection with the accuracy or completeness thereof and, therefore, unless otherwise provided in the Definitive Documents, the Disclosing Party shall not be liable for any claim that may derive therefrom.

(iii) Necessary Measures. Furthermore, each of the Parties agrees to use its best efforts in order for its Affiliates and respective directors, officers, employees and advisors not to use such Confidential Information for any purpose other than the purposes set forth herein and that such Persons comply with the same confidentiality obligations of the Parties under this clause.

(iv) Requirement by Authorities. If any of the Parties is required, pursuant to an administrative or judicial resolution issued by a competent Relevant Authority, to disclose any Confidential Information, such Party shall give notice of such circumstance to the other Party within five (5) business days as of the date of receipt of such notice or immediately if the request so requires, in order for the other Party to be able to carry out such actions it deems in its best interest, including obtaining a preemptive injunction or other applicable remedies in order to prevent the disclosure of the required Confidential Information. Likewise, the Party being required to disclose any Confidential Information shall inform the Relevant Authority who is requiring such information that, pursuant to the terms hereof, such Party is subject to a confidentiality undertaking. Likewise, the Parties agree that, subject to the applicable provisions, and provided that the other Party has been given an opportunity to contest, if such requirement has to be complied with and satisfied, such compliance and satisfaction shall not constitute a breach of the confidentiality obligation.

(v) Exceptions. The obligations set forth in this clause shall not be applicable to the Receiving Party with respect to: (1) information that is publicly available, currently or in the future, for any reason other than disclosure thereof, directly or indirectly, by the Receiving Party; (2) information that is available to the Receiving Party, currently or in the future, under terms that do not require confidentiality thereof and that is originated from a source other than the Disclosing Party; provided, however, that the Receiving Party does not have knowledge that such source is bound by any provision forbidding it to transfer such information, or that the availability of the information of such source derives, directly or indirectly, from information provided by the Disclosing Party; or (3) information with respect to which the Receiving Party may undeniably evidence by means of documents that it had knowledge thereof prior to its disclosure.

(vi) Return of Confidential Information. Upon expiration of the term of this Shareholders Agreement for any reason, the Receiving Party agrees, at its option, to deliver to the Disclosing Party, or to diligently destroy all of the Confidential Information to the Disclosing Party’s satisfaction.

(vii) Survival. The obligations of each of the Parties pursuant to this clause shall survive termination of this Shareholders Agreement for a term of three (3) years following such termination.

(e) Assignment. Without prejudice to the provisions set forth in paragraph (g) of Clause Fifth hereof, the Parties shall not assign their rights and obligations hereunder without prior written consent of the other Party.

(f) Effectiveness of this Shareholders Agreement. (i) General Principle. This Shareholders Agreement shall be effective from the date of its execution and shall remain in force during the period during which the Parties or their permitted assignees are the owners of the Shares, except as otherwise agreed by the Parties or in the event this Shareholders Agreement is earlier terminated pursuant to the following paragraph.

(ii) Early Termination. This Shareholders Agreement shall be earlier terminated in the event of a material breach of the provisions set forth herein which is not cured within forty-five (45) calendar days after notice of such breach, to the extent such breach can be cured, or in the event of any material inaccuracy or misrepresentation made by any of the Parties.

The non-breaching Party or the Party that did not cause the early termination shall have the right and the option to:

[a] if the non-breaching Party owns at least a 30%4 interest in LQIF, purchase the Shares of the breaching Party at a price equal to the Fair Market Value less 10%.

If the non-breaching Party decides to exercise such right, it shall deliver a written notice to the breaching Party, indicating its decision to purchase such Shares. In such case, the breaching Party shall sell its Shares to the non-breaching Party on the 10th business day after the determination of the Fair Market Value; and

[b] if the non-breaching Party owns less than a 30% interest in LQIF, sell its Shares to the breaching Party at a price equal to the Fair Market Value plus 10%.

If the non-breaching Party decides to exercise such right, it shall send a written notice to the breaching Party, indicating its decision to sell the Shares. In such case, the breaching Party shall purchase such Shares from the non-breaching Party on the 10th business day after the determination of the Fair Market Value.

It shall be deemed a material breach the violation of the terms of this Shareholders Agreement pertaining to: (i) the election of the Directors of the Chilean Joint Venture Entities; (ii) the obligation to obtain the necessary consensus to implement any of the Fundamental Strategic Decisions. For the avoidance of doubt, the Parties memorialize their agreement that the failure to obtain the necessary approval at the corresponding decision level shall not be deemed a violation of the foregoing obligation; (iii) the designation of Citigroup Designated Officers; (iv) the approval and payment of capital increases in accordance with paragraphs (l) of Clause Fourth and (j) of Clause Fifth of this Shareholders Agreement; (v) the transfer of Shares set forth in Clause Fifth of this Shareholders Agreement; (vi) the non-compete covenant; and (vii) the insolvency or bankruptcy of any of the Parties.

The rights contemplated in this paragraph (ii) are in addition to the rights that the non-breaching Party is entitled to under the applicable laws in case of a contractual breach.

(iii) Deadlock. In the event the Parties are unable to agree on any of the Fundamental Strategic Decisions as set forth in paragraph (f) of Clause Fourth of this Shareholders Agreement, any of the Parties may declare, in writing to the other Party, the occurrence of a deadlock (“Deadlock”). After a Deadlock is declared, Quiñenco shall direct the shares owned by the Chilean Joint Venture Entities or by their Board of Directors, as the case may be, to vote against the matter giving rise to the Deadlock, in which case such matter shall be considered finally rejected and shall not be implemented.

(g) Registration of this Shareholders Agreement. This Shareholders Agreement shall be kept on record at LQIF and at the corresponding Chilean Joint Venture Entities and shall be included in their Shareholder’s Records, pursuant to the terms of article 14 of Chilean Law No. 18.046, which regulates stock corporations.

(h) Unenforceability. If any provision herein proves to be null or unenforceable, the rest of the Shareholders Agreement shall remain in full force and effect.

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If, as of the First Closing Date, Citigroup owns less than a 30% interest in LQIF, this number shall be reduced to reflect the interest in LQIF actually held by Citigroup. The same reduction shall apply for purposes of the following subparagraph (b).

(i) Notices. All communications and notices that the Parties wish to make or that are required to be made hereunder shall be made in writing. Such communications and notices shall be deemed delivered or made when hand delivered, by means of certified or registered mail, or via facsimile, return receipt requested, and duly addressed to the last address of the relevant Party, which, until no communication to the contrary exists, shall be deemed to be the following:

Quiñenco:

Enrique Foster Sur 20, Piso 15

Las Condes

Santiago, Chile

Attention:        Chief Executive Officer

Citigroup:

Act. Roberto Medellín No. 800, Torre Sur, Piso 5

Col. Lomas de Santa Fe

01210 México, D.F., México

Attention:        President of Citigroup Latin America

With a copy to:

Avenida Andrés Bello No. 2687, Piso 6

Las Condes

Santiago, Chile

Attention:        Chief Executive Officer

(j) Eventual Ownership of Shares of the Chilean Joint Venture Entities. The members of the Luksic Family and their relatives related by blood or marriage up to the third degree and the companies Controlled by them, may freely acquire, retain or dispose of shares of the Chilean Joint Venture Entities, provided that the aggregate market value for such shares does not exceed US$5,000,000.

(k) Applicable Law and Jurisdiction. This Shareholders Agreement shall be governed by the laws of Chile. Any dispute between the Parties in respect of this Shareholders Agreement shall be finally settled by arbitration pursuant to the Arbitration Rules of the ICC by three arbitrators appointed pursuant to such Rules. The seat of the arbitration shall be Paris and all the arbitration proceedings shall be conducted in the Spanish language. Each Party agrees to pay equal portions of the administrative charges and advances of costs of the ICC, unless the arbiters determine otherwise in the final award. In such final award, the arbitrators may award the payment of attorneys’ fees and other costs in favor of the party not liable under the arbitration, as they deem appropriate. Any party to this Shareholders Agreement shall have the right to have recourse to, and shall be bound by, the Pre-Arbitral Referee Procedure of the ICC in accordance with its Regulations. In each case, any dispute regarding this Shareholders Agreement shall also be considered a dispute regarding the Master Agreement and the Definitive Documents, so that a decision taken with respect to any of the foregoing agreements shall be applicable to the others.

(l) Execution of the Shareholders Agreement. This Shareholders Agreement is executed in 2 counterparts, one to be retained by each of the Parties.

/s/ [Illegible signature]	/s/ [Illegible signature]
QUIÑENCO S.A.	CITIGROUP CHILE S.A.

/s/ [Illegible signature]	/s/ [Illegible signature]
EMPRESA EL PEÑÓN S.A.	INMOBILIARIA E INVERSIONES HIDROINDUSTRIALES S.A.

/s/ [Illegible signature]	/s/ [Illegible signature]
INVERSIONES RANQUIL S.A.	INVERSIONES PUNTA BRAVA S.A.

/s/ [Illegible signature]	/s/ [Illegible signature]
INVERSIONES RÍO GRANDE S.A.	INVERSIONES Y BOSQUES S.A.

/s/ [Illegible signature]
VTR II S.A.